      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 1996
                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                        LA JOLLA PHARMACEUTICAL COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                     DELAWARE                                          33-0361285
          (State or other jurisdiction of                           (I.R.S. Employer
          incorporation or organization)                           Identification No.)

                            ------------------------

                             6455 NANCY RIDGE DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 452-6600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                STEVEN B. ENGLE
                            CHIEF EXECUTIVE OFFICER
                        LA JOLLA PHARMACEUTICAL COMPANY
                             6455 NANCY RIDGE DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 452-6600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

        BRIAN W. COPPLE, ESQ.                             ALAN C. MENDELSON, ESQ.
     GIBSON, DUNN & CRUTCHER LLP                           D. BRADLEY PECK, ESQ.
      4 PARK PLAZA, SUITE 1700                    COOLEY GODWARD CASTRO HUDDLESON & TATUM
      IRVINE, CALIFORNIA 92714                       4365 EXECUTIVE DRIVE, SUITE 1100
           (714) 451-3874                            SAN DIEGO, CALIFORNIA 92121-2128
                                                              (619) 550-6000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------
                                                                         PROPOSED MAXIMUM
                                                         PROPOSED MAXIMUM    AGGREGATE       AMOUNT OF
TITLE OF SHARES                            AMOUNT TO BE   OFFERING PRICE     OFFERING       REGISTRATION
TO BE REGISTERED                          REGISTERED(1)    PER SHARE(2)      PRICE(2)          FEE(2)
- -----------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share..................................    3,450,000       $6.9375       $23,934,375         $8,254
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------

(1) Includes 450,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) The proposed maximum offering price per share and proposed maximum aggregate offering price are estimated based upon the average of the high and low prices for the Company's Common Stock reported on the Nasdaq National Market on May 29, 1996. The amount of the registration fee is calculated upon the basis of such average pursuant to Rule 457(c).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE
     SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 31, 1996

                                      LOGO

                        LA JOLLA PHARMACEUTICAL COMPANY

                                3,000,000 SHARES

                                  COMMON STOCK

     All of the 3,000,000 shares of Common Stock offered hereby are being issued and sold by La Jolla Pharmaceutical Company ("LJP" or the "Company"). On May 30, 1996, the last sale price of the Company's Common Stock, as reported on the Nasdaq National Market, was $7.00 per share. See "Price Range of Common Stock." The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "LJPC."
                             ---------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
            TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================================
                                                              UNDERWRITING
                                             PRICE TO         DISCOUNTS AND       PROCEEDS TO
                                              PUBLIC           COMMISSIONS        COMPANY (1)
- ------------------------------------------------------------------------------------------------
Per Share..............................          $                  $                  $
- ------------------------------------------------------------------------------------------------
Total (2)..............................          $                  $                  $
================================================================================================

(1) Before deducting expenses payable by the Company estimated at $300,000.

(2) The Company has granted the Underwriters a 30-day option to purchase up to an additional 450,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $          , $          and $          ,
    respectively.
                             ---------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens &
Company"), San Francisco, California, on or about           , 1996.

ROBERTSON, STEPHENS & COMPANY
                 PACIFIC GROWTH EQUITIES, INC.
                                   VECTOR SECURITIES INTERNATIONAL, INC.
                                                VAN KASPER & COMPANY

                The date of this Prospectus is           , 1996

                           LJP'S TOLERANCE TECHNOLOGY

                                                      TARGETED DISEASES:
                                                      - LUPUS
                                                      - ANTIBODY-MEDIATED
                                                        STROKE

                                                      - RECURRENT FETAL LOSS
     B CELL               [PHOTO]                     - RH HEMOLYTIC DISEASE
                                                      - MYASTHENIA GRAVIS
                                                      - GRAVES' DISEASE
                                       DISEASE-CAUSING
                                       ANTIBODIES

        In antibody-mediated diseases, B cells produce antibodies that bind to tissue and cause disease

                                       TOLERAGEN

      B CELL                        [PHOTO]

        LJP's Toleragens are designed to arrest the production of disease-causing antibodies

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS OR THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6a UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Summary...............................................................................    4
Risk Factors..........................................................................    6
Use of Proceeds.......................................................................   15
Dividend Policy.......................................................................   15
Price Range of Common Stock...........................................................   16
Capitalization........................................................................   17
Dilution..............................................................................   18
Selected Financial Data...............................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................   20
Business..............................................................................   24
Management............................................................................   35
Principal Stockholders................................................................   40
Description of Capital Stock..........................................................   42
Shares Eligible for Future Sale.......................................................   45
Underwriting..........................................................................   47
Legal Matters.........................................................................   48
Experts...............................................................................   48
Available Information.................................................................   48
Incorporation of Certain Documents by Reference.......................................   49
Index to Financial Statements.........................................................  F-1

                            ------------------------

     Tolerance Technology(R) is a registered trademark, and Toleragen(TM) and the LJP(TM) logo are trademarks, of La Jolla Pharmaceutical Company. All other trademarks and registered trademarks used in this Prospectus are the property of their respective owners.

                                    SUMMARY

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

     La Jolla Pharmaceutical Company is a leading biopharmaceutical company focused on the research and development of highly specific therapeutics for the treatment of certain life-threatening antibody-mediated diseases. These diseases, including autoimmune conditions such as systemic lupus erythematosus ("lupus") and antibody-mediated stroke, are caused by abnormal B cell production of antibodies that attack healthy tissues. Current therapies for these autoimmune disorders only address symptoms of the disease or nonspecifically suppress the normal operation of the immune system, which often results in severe, adverse side effects and hospitalization. The Company believes that its drug candidates, called Toleragens, will treat the underlying cause of many antibody-mediated diseases without these severe, adverse side effects. The Company plans to initiate a Phase IIb clinical trial in the second half of 1996 for its lupus drug candidate, LJP 394.

     The Company is utilizing its proprietary Tolerance Technology to design Toleragens, a novel class of therapeutics that suppress the production of disease-causing antibodies without affecting the protective functions of the immune system. Toleragens are designed to bind to targeted B cells in order to "tolerize" or inhibit them from producing disease-causing antibodies. These molecules are developed using the Company's proprietary combinatorial epitope libraries, molecular modeling capabilities, disease-specific screening methods and chemical optimization expertise. The Company owns five issued patents and has filed 25 patent applications covering the Company's Tolerance Technology and its lupus and antibody-mediated stroke drug candidates.

     LJP 394 is a Toleragen for the treatment of lupus, a chronic and potentially fatal autoimmune disease that the Company estimates affected 500,000 people in the United States in 1995. Antibodies to double-stranded DNA ("dsDNA") are widely thought to cause lupus kidney disease, a major cause of morbidity and mortality in lupus patients. Currently, lupus patients with severe symptoms are treated with nonspecific and often toxic steroid and anti-cancer therapies which may leave patients susceptible to serious infections, another major cause of morbidity and mortality.

     The Company recently announced results from a dose-ranging study conducted as part of its Phase II clinical trials of LJP 394. LJP 394 reduced antibodies to dsDNA when the highest dose levels were administered weekly. The double-blind, placebo-controlled dose-ranging study was conducted in the United States at eight clinical centers in 58 patients at three dose levels and three frequencies of administration. The drug was well tolerated with no clinically significant dose-related adverse reactions observed.

     In addition to lupus and antibody-mediated stroke, the Company is developing Toleragens for a number of autoimmune and other antibody-mediated diseases, including deep vein thrombosis, recurrent fetal loss and Rh hemolytic disease of the newborn (two life-threatening diseases of the fetus), myasthenia gravis and Graves' disease.

     The Company's business strategy includes the following key elements: complete clinical development of LJP 394 to treat lupus; apply Tolerance Technology to other life-threatening antibody-mediated diseases; form strategic alliances to develop and commercialize product candidates; exploit proprietary manufacturing technology; and expand the Company's intellectual property leadership position.

     The Company was incorporated in Delaware in May 1989. Its offices are located at 6455 Nancy Ridge Drive, San Diego, California 92121, and its telephone number is (619)452-6600.

                                  THE OFFERING

Common Stock Offered by the Company.....................  3,000,000 shares
Common Stock Outstanding after the Offering.............  17,072,732 shares(1)
Use of Proceeds.........................................  To fund clinical trials, research and development and manufacturing
                                                          scale-up and for working capital
                                                          and general corporate purposes.
                                                          See "Use of Proceeds."
Nasdaq National Market Symbol...........................  LJPC

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                                                   THREE MONTHS
                                                                                       ENDED
                                                    YEAR ENDED DECEMBER 31,          MARCH 31,
                                                 -----------------------------   -----------------
                                                  1993       1994       1995      1995      1996
                                                 -------   --------   --------   -------   -------
STATEMENT OF OPERATIONS DATA:
Revenue........................................  $    --   $     --   $  3,000   $    --   $    --
Operating expenses:
  Research and development.....................    6,737      8,499      9,804     2,105     2,560
  General and administrative...................    1,386      2,049      2,390       429       588
                                                 --------  --------   --------   -------   -------
     Total operating expenses..................    8,123     10,548     12,194     2,534     3,148
                                                 --------  --------   --------   -------   -------
Loss from operations...........................   (8,123)   (10,548)    (9,194)   (2,534)   (3,148)
Interest income (net)..........................      176        235        640       104       229
                                                 --------  --------   --------   -------   -------
Net loss.......................................  $(7,947)  $(10,313)  $ (8,554)  $(2,430)  $(2,919)
                                                 ========  ========   ========   =======   =======
Net loss per share (2).........................  $ (1.58)  $  (1.44)  $  (0.79)  $ (0.28)  $ (0.21)
                                                 ========  ========   ========   =======   =======
Number of shares used in computing net loss per
  share (2)....................................    5,016      7,137     10,883     8,618    14,060

                                                                           MARCH 31, 1996
                                                                      -------------------------
                                                                      ACTUAL    AS ADJUSTED (3)
                                                                      -------   ---------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...................  $20,360        $39,800
Total assets........................................................   23,082         42,522
Deficit accumulated during the development stage....................  (41,696)       (41,696)
Total stockholders' equity..........................................   20,739         40,179

- ---------------
(1) Excludes an aggregate of 3,917,646 shares of Common Stock issuable upon exercise of warrants and stock options outstanding as of March 31, 1996, as follows: (i) 1,495,000 shares issuable upon exercise of the Company's publicly traded Redeemable Common Stock Purchase Warrants at an exercise price of $6.00 per share; (ii) 1,001,908 shares issuable upon exercise of various privately held warrants and options at a weighted average exercise price of $6.55 per share; and (iii) 1,420,738 shares issuable upon exercise of stock options outstanding under the Company's various stock option plans at a weighted average exercise price of $2.55 per share. See "Dilution" and "Description of Capital Stock."

(2) See Note 1 of Notes to Financial Statements for an explanation of the computation of per share data.

(3) Adjusted to reflect the sale by the Company of the 3,000,000 shares of Common Stock offered hereby at an assumed offering price of $7.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

     Except as otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

     The following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

UNCERTAINTIES RELATED TO CLINICAL TRIALS

     The Company must demonstrate through preclinical testing and clinical trials that LJP 394, the Company's only drug candidate in clinical trials, is safe and effective for use in each target indication prior to applying for any regulatory approvals. The results from preclinical testing and clinical trials of LJP 394 conducted to date may not be indicative of results that may be obtained in further clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The rate of completion of the Company's clinical trials may be delayed by many factors, including slower than anticipated patient enrollment, a slower timetable as determined by the Company or a collaborative partner, or any other adverse event. During the course of clinical trials, patients can die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested but which can nevertheless affect clinical trial results. There can be no assurance that the Company will be permitted by regulatory authorities to undertake additional clinical trials of LJP 394 or to initiate clinical trials of any other drug candidates, or that any clinical trials undertaken by the Company will be completed successfully within any particular time period, if at all. Any delays in, or termination of, the Company's clinical trial efforts would have a material adverse effect on the Company's business, financial condition and results of operations. There also can be no assurance that LJP 394 or any other drug candidate of the Company will prove to be safe or effective in clinical trials, that LJP 394 or any other drug candidate of the Company will receive regulatory approval for any indication, or that any clinical trials undertaken by the Company will result in marketable products. If LJP 394 is not shown to be safe and effective in clinical trials, the resulting delays in developing any other drug candidate and conducting related preclinical testing and clinical trials, as well as the need for additional financing, would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Products Under Development -- Results of Clinical Trials."

EARLY STAGE OF PRODUCT DEVELOPMENT; TECHNOLOGICAL UNCERTAINTIES

     All of the Company's product development efforts are based upon unproven technologies and therapeutic approaches that have not been widely tested or used. To date, the Company's Tolerance Technology has been used only in the preclinical tests and clinical trials of LJP 394 conducted by the Company. Application of Tolerance Technology to antibody-mediated diseases other than lupus is in earlier discovery or preclinical research stages. LJP 394 and any other potential drug candidate of the Company will require significant additional research and development and are subject to significant risks. Potential products that appear to be promising at early stages of development may be ineffective or cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture, be uneconomical to produce particularly if high dosages are required, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. There can be no assurance that the Company's product development efforts with respect to LJP 394 or any other drug candidate will be successfully completed, that required regulatory approvals will be obtained or that any product, if introduced, will be successfully marketed or achieve commercial acceptance.

     The mechanism of action utilized by LJP 394 is unproven in humans, and to date, no therapeutic products have been developed that target the activity of specific B cells. There can be no assurance that LJP 394 will reliably induce or sustain suppression of disease-causing antibodies, or that LJP 394 will prove to be safe or effective. Furthermore, clinical trials of LJP 394 may be viewed as a test of the Company's entire Tolerance Technology approach. If these clinical trials encounter problems or are otherwise unsuccessful, the applicability of the Company's Tolerance Technology to other antibody-mediated diseases will be highly uncertain. Therefore, there is significant risk that the Company's therapeutic approaches will not prove to be successful, and there can be no assurance that the Company's drug discovery technologies will result in any commercially successful products. See "Business -- Products Under Development."

UNCERTAINTY OF COLLABORATIVE ARRANGEMENTS

     As part of its business strategy, the Company pursues collaborations with pharmaceutical companies in an effort to access their research, drug development, manufacturing, marketing and financial resources. In September 1995, the Company entered into a collaborative agreement with Leo Pharmaceutical Products, Ltd. of Denmark ("Leo Pharmaceutical"), pursuant to which the Company granted to Leo Pharmaceutical the exclusive right to distribute LJP 394 in Europe and the Middle East. In May 1996, the Company terminated the collaborative agreement because the Company and Leo Pharmaceutical could not reach agreement regarding the timing and allocation of resources with respect to further clinical trials of LJP 394. As a result of the termination of the collaborative relationship with Leo Pharmaceutical, the Company will be required to fund all development costs of LJP 394. The Company intends to pursue collaborative arrangements with other pharmaceutical companies to assist in its research programs and the clinical development and commercialization of LJP 394 and its other drug candidates. There can be no assurance that the Company will be able to negotiate arrangements with any other collaborative partners on acceptable terms, if at all, or that any such collaborations will be successful. Failure to establish or maintain collaborative arrangements will require the Company to fund all of its research and development activities, resulting in accelerated depletion of the Company's capital, and will require the Company to develop its own marketing capabilities for any drug candidate that may receive regulatory approval. As a result, failure to establish or maintain collaborative arrangements could have a material adverse effect on the Company's business, financial condition and results of operations.

     Even if the Company is successful in establishing new collaborative arrangements, there can be no assurance that any future collaborative partner will continue funding any particular program or will not pursue alternative technologies or develop alternative drug candidates, either individually or in collaboration with others, including the Company's competitors, as a means for developing treatments for the diseases targeted by the Company. Furthermore, competing products, either developed by a collaborative partner or to which a collaborative partner has rights, may result in the withdrawal of support by the collaborative partner with respect to all or a portion of the Company's technology. The failure of any collaborative partner to continue funding any particular program of the Company or to commercialize successfully any product could delay or halt the development or commercialization of any products involved in such program and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Collaborative Arrangements."

NEED FOR ADDITIONAL FUNDING; UNCERTAIN ACCESS TO CAPITAL

     The Company's operations to date have consumed substantial capital resources, and LJP will continue to expend substantial and increasing amounts of capital to support research, product development, preclinical testing and clinical trials of its drug candidates, to establish commercial-scale manufacturing capabilities, and to market its potential products. The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, the size and complexity of these programs, the scope and results of preclinical testing and clinical trials, the time and costs involved in applying for regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, competing techno-logical and market developments, the ability of the Company to establish and maintain collaborative research and development arrangements and the cost of manufacturing scale-up and effective commercialization activities and arrangements. The Company expects to incur substantial and increasing losses each year for at least the next several years as its clinical trial, research, development and manufacturing scale-up activities increase. The Company expects its existing capital resources, together with the net proceeds of this offering and interest thereon, to be sufficient to fund the Company's activities, as currently planned, for at least the next 24 months. However, the amounts expended by the Company for various purposes may vary significantly, and it is possible that the Company's cash requirements will exceed current projections and that the Company will therefore need additional financing sooner than currently expected. There can be no assurance that the Company will have adequate resources to support its existing or future business activities.

     The Company actively seeks additional funding, including through collaborative arrangements and public and private financings. The Company's choice of financing alternatives may vary from time to time depending upon various factors, including the market price of the Company's securities, conditions in the financial markets, and the interest of other entities in strategic transactions with the Company. There can be no assurance that additional financing will be available on acceptable terms, if at all, whether through collaborative arrangement, issuance of securities, or otherwise. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research and development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or potential products, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company has incurred operating losses each year since its inception in 1989 and had an accumulated deficit of approximately $41.7 million as of March 31, 1996. The continued development of the Company's products will require the commitment of substantial resources to conduct expanded research and preclinical and clinical development programs, to enhance manufacturing capabilities, and to establish additional quality control, regulatory, administrative and marketing and sales capabilities. The Company expects to incur substantial and increasing losses each year for at least the next several years as its research, development, clinical trial and manufacturing scale-up activities increase. To achieve profitability the Company must, among other things, complete development of its products, obtain regulatory approvals and establish commercial manufacturing and marketing capabilities. The amount of net losses and the time required by the Company to reach sustained profitability are highly uncertain, and the Company does not expect to generate revenues from the sale of products, if any, for at least several years. There can be no assurance that the Company will obtain required regulatory approvals, or successfully develop, manufacture, commercialize and market products or that the Company will ever achieve product revenues or profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

     Prior to marketing, any potential product developed by the Company must undergo an extensive regulatory approval process that includes preclinical testing and clinical trials and may include post-marketing surveillance of each compound to establish its safety and efficacy. This regulatory process can take many years and require the expenditure of substantial resources. Data obtained from the Company's preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon changes in policies of the United States Food and Drug Administration ("FDA") for drug approval during the period of product development and FDA regulatory review of each submitted new drug application ("NDA"). Similar delays may also be encountered in foreign countries. Regulatory approval may entail limitations on the indicated uses of the drug. In addition, the Company will be required to obtain separate regulatory approval for each indicated use of a drug. Even if regulatory approval is obtained, a marketed drug and its manufacturer are subject to continuing review, and discovery of previously unknown problems with a product or manufacturer may have adverse effects on the Company's business, financial condition and results of operations, including withdrawal of the product from the market. Violations of regulatory requirements at any stage, including preclinical testing and clinical trials, the approval process or post-approval surveillance, may result in various adverse consequences including the FDA's delay in approving or its refusal to approve a product, withdrawal of an approved product from the market and the imposition of criminal penalties against the manufacturer and NDA holder. The Company has not submitted any Investigational New Drug ("IND") application for any drug candidate other than LJP 394, and none of the Company's drug candidates has been approved for commercialization in the United States or elsewhere. There can be no assurance that regulatory approval will be obtained for any drugs developed by the Company. Failure to obtain requisite government approvals or approvals of the scope requested would delay or preclude the Company or any licensees or marketing partners from marketing the Company's potential products or limit the commercial use of such products and will have a material adverse effect on the Company's business, financial condition and results of operations. The Company is also subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and marketing approval for pharmaceutical products to be marketed outside of the United States. The regulatory procedures vary among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval, and if approval by the FDA were granted, such approval does not ensure approval by the health authorities of any other country. See "Business -- Government Regulation."

PATENTS AND PROPRIETARY TECHNOLOGY

     The Company's success will depend heavily upon its ability to obtain patent protection for its therapeutic approach and for any developed products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. While the Company has received four United States patents and one Australian patent covering certain aspects of its technology, there can be no assurance that any additional patents will be issued, or that the scope of any patent protection will be sufficient, or that any current or future issued patent will be held valid if subsequently challenged. There is a substantial backlog of biotechnology patent applications at the United States Patent and Trademark Office ("USPTO") that may delay the review and issuance of any patents. The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions, and no consistent policy has emerged regarding the breadth of claims covered in biotechnology patents or protection afforded by such patents. To date, the Company has rights to certain United States and foreign issued patents and has filed or participated as a licensee in the filing of a number of patent applications in the United States relating to the Company's technology, as well as foreign counterparts of certain of these applications in certain countries. The Company intends to continue to file applications as appropriate for patents covering both its products and processes. There can be no assurance that patents will issue from any of these applications, or that claims allowed under issued patents will be sufficient to protect the Company's technology. Patent applications in the United States are maintained in secrecy until a patent issues, and the Company cannot be certain that others have not filed patent applications for technology covered by the Company's pending applications or that the Company was the first to invent, or to file patent applications for, such technology. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compounds or processes that block or compete with those of the Company.

     A number of pharmaceutical and biotechnology companies and research and academic institutions have filed or may file patent applications, and have received or may receive patents, in the fields being pursued by the Company. Certain of these applications or patents may be competitive with the Company's applications or conflict in certain respects with claims made under the Company's applications. In particular, the Company is aware of one currently pending United States patent application that, if allowed, may contain claims covering subject matter that may be competitive or conflicting with certain of the Company's patents and patent applications. Any conflict between the Company's patents and patent applications, and patents or patent applications of third parties, could result in a significant reduction of the coverage of the Company's existing patents or any future patents that may be issued. In addition, to determine the priority of inventions, the Company may have to participate in interference proceedings declared by the USPTO or in opposition, nullity or other proceedings before foreign agencies with respect to any of its existing patents or patent applications or any future patents or applications, which could result in substantial cost to the Company. Further, the Company may have to participate at substantial cost in International Trade Commission proceedings to abate importation of goods which would compete unfairly with products of the Company. If patents containing competitive or conflicting claims are issued to other parties and such claims are ultimately determined to be valid, there can be no assurance that the Company would be able to obtain licenses to these patents at a reasonable cost, if at all, or be able to develop or obtain alternative technology.

     The Company also relies upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with its commercial partners, collaborators, employees and consultants. The Company also has invention or patent assignment agreements with its employees and certain consultants. There can be no assurance that relevant inventions will not be developed by a person not bound by an invention assignment agreement, or that binding agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. In addition, the Company could incur substantial costs in defending against suits brought against it by others for infringement of intellectual property rights or in prosecuting suits which the Company might bring against other parties to protect its intellectual property rights. See "Business -- Patents and Proprietary Technologies."

COMPETITION AND TECHNOLOGICAL CHANGE

     The biotechnology and pharmaceutical industries are subject to rapid technological change. Competition from domestic and foreign biotechnology companies, large pharmaceutical companies and other institutions is intense and expected to increase. A number of companies are pursuing the development of pharmaceuticals in the Company's targeted areas. These include Genelabs Technologies, Inc., which has initiated Phase III clinical trials of a hormone for the treatment of lupus, and other competitors that are working on third-generation steroids. Many other companies are in earlier stages of developing other potential therapies for lupus.

     In addition, there are many academic institutions, both public and private, engaged in activities relating to research and development of therapeutics for autoimmune, inflammatory and other diseases. Most of these companies and institutions have substantially greater facilities, resources, research and development capabilities, regulatory compliance expertise, and manufacturing and marketing capabilities than the Company. In addition, other technologies may in the future be the basis of competitive products. There can be no assurance that the Company's competitors will not develop or obtain regulatory approval for products more rapidly than the Company, or develop and market technologies and products that are more effective than those being developed by the Company or that would render the Company's technology and proposed products obsolete or noncompetitive. See "Business -- Competition."

LIMITED MANUFACTURING CAPABILITIES

     The manufacture of the Company's potential products for clinical trials and the manufacture of any approved products for commercial purposes is subject to current Good Manufacturing Practices ("cGMP") as defined by the FDA. While the Company is producing limited quantities of LJP 394 for clinical trials, its current facilities are not adequate for commercial production of its potential products. The Company will be required to invest substantial amounts of capital in the expansion and build-out of its facilities to enable manufacture of any products in commercial quantities. The Company has never operated an FDA-approved manufacturing facility, and there can be no assurance that it will obtain necessary approvals. The Company has limited manufacturing experience, and no assurance can be given that it will be able to make the transition to commercial production successfully. The Company may enter into arrangements with contract manufacturing companies to expand its own production capacity in order to meet requirements for its products, or to attempt to improve manufacturing efficiency. If the Company chooses to contract for manufacturing services and encounters delays or difficulties in establishing relationships with manufacturers to produce, package and distribute its finished products, clinical trials, market introduction and subsequent sales of such products would be adversely affected. Moreover, contract manufacturers must operate in compliance with the FDA's cGMP requirements. The Company's potential dependence upon third parties for the manufacture of its products may adversely affect the Company's profit margins and its ability to develop and deliver such products on a timely and competitive basis. See "Business -- Manufacturing."

LACK OF MARKETING EXPERIENCE

     In order to commercialize any drug candidate approved by the FDA, the Company must either develop a marketing and sales force or enter into marketing arrangements with third parties. The Company currently has no such third-party arrangements, and there can be no assurance that the Company will be able to enter into any marketing agreements on terms favorable to the Company, if at all, or that any such agreements that the Company may enter into will result in payments to the Company. To the extent that the Company enters into co-promotion or other marketing and sales arrangements with other companies, any revenues to be received by the Company will be dependent on the efforts of others and there can be no assurance that such efforts will be successful. If the Company chooses to attempt to develop its own marketing and sales capabilities, it will compete with other companies that currently have experienced and well-funded marketing and sales operations. Furthermore, there can be no assurance that the Company will be able to establish sales and distribution capabilities without undue delays or expenditures or that it will be successful in gaining market acceptance for any of its drug candidates. See "Business -- Marketing and Sales."

UNCERTAINTIES RELATED TO PHARMACEUTICAL PRICING AND REIMBURSEMENT

     The continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means may have a material adverse effect on the Company's business, financial condition and results of operations. For example, in certain foreign markets, pricing and/or profitability of prescription pharmaceuticals are subject to government control. In the United States, the Company expects that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on pharmaceutical pricing. Cost control initiatives could decrease the price that the Company receives for any products it may develop and sell in the future and have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that cost control initiatives have a material adverse effect on the Company's commercial partners, the Company's ability to commercialize its products may be adversely affected.

     The Company's ability to commercialize pharmaceutical products may depend in part on the extent to which reimbursement for the products will be available from government health administra-tion authorities, private health insurers and other third-party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payors, including Medicare, are increasingly challenging the prices charged for medical products and services. There can be no assurance that any third-party insurance coverage will be available to patients for any products developed by the Company. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. If adequate coverage and reimbursement levels are not provided by government and other third-party payors for the Company's products, the market acceptance of these products would be adversely affected.

POTENTIAL PRODUCT LIABILITY; UNCERTAINTIES RELATED TO INSURANCE

     The Company has not received marketing approval from the FDA for any of its drug candidates and currently uses LJP 394 only in clinical trials. The use of LJP 394 or any of the Company's other potential products in such clinical trials and the sale of any approved products may expose the Company to liability claims resulting from the use of products or product candidates and associated negative publicity. These claims might be made directly by consumers, pharmaceutical companies or others. The Company maintains product liability insurance coverage for claims arising from the use of its products in clinical trials in the amount of $3.0 million. However, coverage is becoming increasingly expensive, and there can be no assurance that the Company will be able to maintain insurance or, if maintained, that insurance can be acquired at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability that could have a material adverse effect on the Company's business, financial conditions and results of operations. There can be no assurance that the Company will be able to obtain product liability insurance on commercially reasonable terms for any product approved for marketing in the future or that insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on its business, financial condition and results of operations.

DEPENDENCE UPON KEY EMPLOYEES AND CONSULTANTS

     The Company is highly dependent upon the principal members of its scientific and management staff, the loss of whose services would delay the achievement of its research and development objectives. The Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical trials, government approvals, manufacturing, and marketing, are expected to place increased demands on the Company's resources and require the addition of new management personnel as well as the development of additional expertise by existing management personnel. Retaining the Company's current key employees and recruiting additional qualified scientific personnel to perform research and development work in the future will also be critical to the Company's success. Because competition for experienced scientists among numerous pharmaceutical and biotechnology companies and research and academic institutions is intense, there can be no assurance that the Company will be able to attract and retain such personnel.

     In addition, the Company relies upon consultants and advisors to assist the Company in formulating its research and development, clinical, regulatory and manufacturing strategies. All of the Company's consultants and advisors are employed outside the Company and may have commitments or consulting or advisory contracts with other entities that may affect their ability to contribute to the Company.

ENVIRONMENTAL MATTERS AND HAZARDOUS MATERIALS

     Due to the nature of its manufacturing processes, the Company is subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental regulations as manufacturing is increased to commercial volumes, or that the operations, business or assets of the Company will not be materially and adversely affected by current or future environmental laws, rules, regulations and policies or by any releases or discharges of hazardous material.

     In its research activities, the Company utilizes radioactive and other materials that could be hazardous to human health, safety or the environment. These materials and various wastes resulting from their use are stored at the Company's facility pending ultimate use and disposal. The risk of accidental injury or contamination from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources.

VOLATILITY OF COMMON STOCK PRICE

     The market prices for securities of biotechnology and pharmaceutical companies, including the Company, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new therapeutic products by the Company or others, clinical trial results, developments concerning agreements with collaborators, government regulation, developments in patent or other proprietary rights, public concern as to the safety of drugs discovered or developed by the Company or others, future sales of substantial amounts of Common Stock by existing stockholders, comments by securities analysts and general market conditions can have an adverse effect on the market price of the Common Stock. The realization of any of the risks described in these "Risk Factors" could have an adverse effect on market price of the Company's Common Stock. See "Price Range of Common Stock."

DILUTION

     Purchasers of the Common Stock offered pursuant to this Prospectus will incur immediate and substantial dilution in net tangible book value per share. Based on the net tangible book value of the Common Stock at March 31, 1996 and an assumed offering price of $7.00, dilution in net tangible book value for purchasers in the offering would be $4.68 per share. See "Dilution."

POTENTIAL ADVERSE EFFECTS OF SHARES ELIGIBLE FOR FUTURE SALE

     Sales of the Company's Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Company's securities and impair the Company's ability to complete equity financings. In addition to the shares to be sold in this offering, the Company has outstanding 6,390,000 shares of Common Stock that have been issued in registered public offerings and are freely tradable in the public markets, and approximately 5,600,000 shares of Common Stock currently eligible for resale in the public market pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). An additional 2,000,000 shares issued to an overseas investor pursuant to Regulation S under the Securities Act may also be resold. In addition, an aggregate of 3,917,646 shares of Common Stock are issuable upon exercise of warrants and stock options outstanding as of March 31, 1996, as follows: (i) 1,495,000 shares issuable upon exercise of the Company's publicly traded Redeemable Common Stock Purchase Warrants at an exercise price of $6.00 per share; (ii) 1,001,908 shares issuable upon exercise of various privately held warrants and options at a weighted average exercise price of $6.55 per share, and (iii) 1,420,738 shares issuable upon exercise of stock options outstanding under the Company's various stock option plans at a weighted average exercise price of $2.55 per share. The Company has in effect or intends to file registration statements under the Securities Act registering approximately 1,600,000 shares of Common Stock reserved under its employee stock option and purchase plans, up to 1,495,000 shares of Common Stock reserved for issuance upon exercise of the Company's publicly traded Redeemable Common Stock Purchase Warrants, and resale of approximately 625,000 shares of Common Stock issuable upon exercise of privately held warrants. Approximately 806,000 shares of Common Stock issuable upon future exercise of outstanding stock options will be available for public resale under Rule 144 pursuant to Rule 701 under the Securities Act. The Company is unable to estimate the number of shares of Common Stock that may actually be resold in the public market since this will depend upon the market price for the Common Stock, the individual circumstances of the sellers and other factors. The Company has a number of institutional stockholders that own significant blocks of the Company's Common Stock. If such stockholders sell large portions of their holdings in a relatively short time, for liquidity or other reasons, the prevailing market price of the Company's Common Stock could be negatively affected. See "Principal Stockholders" and "Shares Eligible for Future Sale."

ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCES OF PREFERRED STOCK

     Certain provisions of the Delaware General Corporation Law may have the effect of deterring hostile takeovers or delaying or preventing changes in the control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. The Company may also issue shares of Preferred Stock without stockholder approval and upon such terms as the Company's Board of Directors may determine. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the Company's outstanding stock, and the holders of such Preferred Stock could have voting, dividend, liquidation and other rights superior to those of holders of the Common Stock. See "Description of Capital Stock -- Preferred Stock" and
"-- Delaware Anti-Takeover Law."

ABSENCE OF DIVIDENDS

     The Company has not paid any cash dividends since its inception and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered hereby, at an assumed public offering price of $7.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $19.4 million ($22.4 million if the Underwriters' over-allotment option is exercised in full).

     The Company estimates that more than 80% of the net proceeds from the offering will be used to fund clinical trials, research and development activities and manufacturing scale-up, and the balance will be used for working capital and general corporate purposes. The amounts actually expended for each purpose may vary significantly and are subject to change at the Company's discretion depending upon numerous factors, including the progress of the Company's research, drug discovery and development programs, the results of preclinical studies and clinical trials, the timing of regulatory approvals, technological advances, determinations as to commercial potential of the Company's drug candidates and the status of competitive products. In addition, expenditures will also depend upon other factors including the establishment of, and compliance with, collaborative arrangements, the development of manufacturing and marketing capabilities, the availability of other financing and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company believes that its available cash, cash equivalents and short-term investments, together with the net proceeds of this offering and interest earned thereon, will be sufficient to satisfy its current and projected capital needs for at least the next 24 months. Pending application of the proceeds as described above, the Company intends to invest the net proceeds of this offering in investment-grade, interest-bearing instruments.

                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends since its inception. The Company currently intends to retain its earnings for future growth and therefore does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be determined by the Company's Board of Directors.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "LJPC." The following table sets forth, for the calendar periods indicated, the range of high and low sale prices for the Common Stock of the Company on the Nasdaq National Market.

                                                                          HIGH       LOW
                                                                          ----       ---
    1994
      Second Quarter (from June 3, 1994)................................   $53/4     $5
      Third Quarter.....................................................    53/8      2
      Fourth Quarter....................................................    23/4      1 1/2
    1995
      First Quarter.....................................................    37/8      1 3/4
      Second Quarter....................................................    41/4      2 3/4
      Third Quarter.....................................................    57/8      3 1/2
      Fourth Quarter....................................................    53/16     3 5/8
    1996
      First Quarter.....................................................    93/8      4 7/8
      Second Quarter (through May 30, 1996).............................    87/8      6 3/4

     On May 30, 1996, the last price reported on the Nasdaq National Market for the Company's Common Stock was $7.00 per share. As of such date, there were 246 holders of record of the Common Stock.

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company as of March 31, 1996, and as adjusted to reflect the receipt of the estimated proceeds from the sale of 3,000,000 shares of Common Stock offered hereby at an assumed offering price of $7.00 per share and the application of the estimated net proceeds therefrom:

                                                                             MARCH 31, 1996
                                                                         ----------------------
                                                                          ACTUAL    AS ADJUSTED
                                                                         --------   -----------
                                                                             (in thousands)
Long-term obligations under capital leases.............................  $    641    $     641
                                                                         --------     --------
Stockholders' equity:
  Preferred Stock $0.01 par value, 8,000,000 authorized; none issued...        --           --
  Common Stock $0.01 par value, 32,000,000 shares authorized;
     14,072,732 shares issued and outstanding; 17,072,732 shares issued
     and outstanding, as adjusted(1)...................................       141          171
  Additional paid-in capital...........................................    62,626       82,036
  Note receivable from stockholder.....................................       (14)         (14)
  Deferred compensation................................................      (318)        (318)
  Deficit accumulated during the development stage.....................   (41,696)     (41,696)
                                                                         --------     --------
     Total stockholders' equity........................................    20,739       40,179
                                                                         --------     --------
          Total capitalization.........................................  $ 21,380    $  40,820
                                                                         ========     ========

- ---------------
(1) Excludes an aggregate of 3,917,646 shares of Common Stock issuable upon exercise of warrants and stock options outstanding as of March 31, 1996, as follows: (i) 1,495,000 shares issuable upon exercise of the Company's publicly traded Redeemable Common Stock Purchase Warrants at an exercise price of $6.00 per share; (ii) 1,001,908 shares issuable upon exercise of various privately held warrants and options at a weighted average exercise price of $6.55 per share; and (iii) 1,420,738 shares issuable upon exercise of stock options outstanding under the Company's various stock option plans at a weighted average exercise price of $2.55 per share. See "Dilution" and "Description of Capital Stock."

                                    DILUTION

     The net tangible book value of the Company as of March 31, 1996 was approximately $20.2 million, or $1.43 per share of Common Stock, based upon 14,072,732 shares outstanding. After giving effect to the sale by the Company of the 3,000,000 shares of Common Stock offered hereby at an assumed offering price of $7.00 per share and the receipt of the net proceeds therefrom, the pro forma net tangible book value of the Company as of March 31, 1996 would have been approximately $39.6 million, or $2.32 per share of Common Stock, based upon 17,072,732 shares outstanding. This represents an immediate increase in net tangible book value of approximately $0.89 per share to existing stockholders and an immediate dilution in net tangible book value of $4.68 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

    Assumed offering price(1)............................................            $7.00
      Net tangible book value before offering(2).........................  $1.43
      Increase attributable to new investors.............................   0.89
                                                                           -----
    Pro forma net tangible book value after offering.....................             2.32
                                                                                     -----
    Dilution to new investors............................................            $4.68
                                                                                     =====

     The foregoing computations exclude an aggregate of 3,917,646 shares of Common Stock issuable upon exercise of warrants and stock options outstanding as of March 31, 1996, as follows: (i) 1,495,000 shares issuable upon exercise of the Company's publicly traded Redeemable Common Stock Purchase Warrants at an exercise price of $6.00 per share; (ii) 1,001,908 shares issuable upon exercise of various privately held warrants and options at a weighted average exercise price of $6.55 per share, and (iii) 1,420,738 shares issuable upon exercise of stock options outstanding under the Company's various stock option plans at a weighted average exercise price of $2.55 per share. See "Description of Capital Stock."
- ---------------
(1) Before deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company.

(2) Net tangible book value per share is equal to total tangible assets of the Company less total liabilities divided by the number of shares of Common Stock outstanding.

                            SELECTED FINANCIAL DATA

     The following table presents selected financial data for the Company. The selected financial data as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, are derived from the Company's financial statements which have been audited by Ernst & Young LLP, independent auditors, which financial statements are included elsewhere in this Prospectus. The selected financial data set forth below as of December 31, 1991, 1992 and 1993, and for each of the two years in the period ended December 31, 1992, are derived from audited financial statements, which financial statements are not included or incorporated by reference in this Prospectus. The statement of operations data for the three months ended March 31, 1995 and 1996 and the balance sheet data at March 31, 1996 are derived from unaudited financial statements included elsewhere in this Prospectus. The unaudited financial data have been prepared on a basis consistent with the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition and results of operations for the periods presented. The results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. This selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included in this Prospectus.

                                                                                                           THREE MONTHS
                                                             YEAR ENDED DECEMBER 31,                     ENDED MARCH 31,
                                               ----------------------------------------------------     ------------------
                                                1991       1992       1993        1994       1995        1995       1996
                                               -------    -------    -------    --------    -------     -------    -------
                                                                 (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenue......................................  $    --    $    --    $    --    $     --    $ 3,000     $    --    $    --
Operating expenses:
  Research and development...................    2,712      4,425      6,737       8,499      9,804       2,105      2,560
  General and administrative.................    1,089      1,052      1,386       2,049      2,390         429        588
                                               -------    -------    -------    --------    -------      ------     ------
         Total operating expenses............    3,801      5,477      8,123      10,548     12,194       2,534      3,148
                                               -------    -------    -------    --------    -------      ------     ------
Loss from operations.........................   (3,801)    (5,477)    (8,123)    (10,548)    (9,194)     (2,534)    (3,148)
Interest income (net)........................      475        705        176         235        640         104        229
                                               -------    -------    -------    --------    -------      ------     ------
Net loss.....................................  $(3,326)   $(4,772)   $(7,947)   $(10,313)   $(8,554)    $(2,430)   $(2,919)
                                               =======    =======    =======    ========    =======      ======     ======
Net loss per share...........................             $ (0.96)   $ (1.58)   $  (1.44)   $ (0.79)    $ (0.28)   $ (0.21)
                                                          =======    =======    ========    =======      ======     ======
Number of shares used in computing net loss
  per share(1)...............................               4,949      5,016       7,137     10,883       8,618     14,060

                                                                      DECEMBER 31,
                                              ------------------------------------------------------------     MARCH 31,
                                                1991         1992         1993         1994         1995         1996
                                              --------     --------     --------     --------     --------     ---------
                                                                           (in thousands)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments...............................  $ 16,974     $ 13,449     $  7,699     $ 13,960     $ 23,651     $ 20,360
Total assets................................    18,008       15,269       10,102       17,094       26,375       23,082
Obligations under capital leases............        --           --        1,595        1,628          892          641
Deficit accumulated during the development
  stage.....................................    (7,191)     (11,963)     (19,910)     (30,223)     (38,777)     (41,696)
Total stockholders' equity..................    17,638       14,855        6,938       13,810       23,568       20,739

- ---------------
(1) See Note 1 of Notes to Financial Statements for an explanation of the computation of per share data.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from the those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     Since its inception in May 1989, the Company has devoted substantially all of its resources to the research and development of technology and potential drugs to treat antibody-mediated diseases. The Company has never generated any revenue from product sales and has relied upon private and public investors, equipment lease financings, a payment from its former collaborative partner, and interest income on invested cash balances for its working capital. The Company has been unprofitable since inception and expects to incur substantial and increasing operating losses for at least the next several years as it increases expenditures on research and development and allocates significant and increasing resources to its clinical trials, manufacturing and marketing activities. The Company's activities to date are not as broad in depth or scope as the activities it must undertake in the future, and the Company's historical operations and the financial information included in this Prospectus are not indicative of its future operating results or financial condition or its ability to operate profitably as a commercial enterprise when and if it succeeds in bringing any product to market.

     In September 1995, the Company entered into a collaborative agreement with Leo Pharmaceutical, pursuant to which the Company granted to Leo Pharmaceutical the exclusive right to distribute LJP 394 in Europe and the Middle East. In May 1996, the Company terminated the collaborative agreement because the Company and Leo Pharmaceutical could not reach agreement regarding the timing and allocation of resources with respect to further clinical trials of LJP 394. Under the termination provisions of the agreement, the Company retained a $3.0 million payment previously received from Leo Pharmaceutical, and neither the Company nor Leo Pharmaceutical has any further obligations. As a result of the termination of the collaborative agreement with Leo Pharmaceutical, the Company will be required to fund all development costs of LJP 394. The Company intends to pursue collaborative arrangements with other pharmaceutical companies to assist in its research programs and the clinical development and commercialization of LJP 394 and its other drug candidates. There can be no assurance that the Company will be able to negotiate arrangements with any other collaborative partners on acceptable terms, if at all, or that any such collaborations will be successful. Failure to establish or maintain collaborative arrangements will require the Company to fund all of its research and development activities, resulting in accelerated depletion of the Company's capital, and will require the Company to develop its own marketing capabilities for any drug candidate that may receive regulatory approval. As a result, failure to establish or maintain collaborative arrangements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Collaborative Arrangements."

     The Company expects that losses will fluctuate from quarter to quarter as a result of differences in the timing of expenses incurred and potential revenues from collaborative arrangements, if any, and such fluctuations may be significant. The Company's research and development expenses are expected to increase significantly in the future as the Company increases its development efforts. As of March 31, 1996, the Company's accumulated deficit was approximately $41.7 million.

RESULTS OF OPERATIONS

  Three Months Ended March 31, 1996 and 1995

     Revenue

     The Company had no revenue in the first quarter of 1996 or 1995.

     Research and Development Expenses

     Research and development expenses increased to $2.6 million for the three months ended March 31, 1996 from $2.1 million for the same period in 1995. The increase was due primarily to manufacturing scale-up activities for the Company's clinical trials of LJP 394, additions to research and development personnel, expansion of the Company's research and development programs, and increased facilities expenditures. The Company's research and development expenses are expected to increase significantly in the future as the Company increases its development efforts on various drug candidates.

     General and Administrative Expenses

     General and administrative expenses increased to $588,000 for the three months ended March 31, 1996 from $429,000 for the same period in 1995. The increase was primarily attributable to increased personnel to support increased research and development and clinical activities, and increased facilities expenditures.

     Interest Income and Expense

     Interest income increased to $286,000 for the three months ended March 31, 1996 from $190,000 for the same period in 1995. The increase was due to higher investment balances following receipt of the net proceeds of the Company's public offering in June 1995, its sale of stock to a private investor in October 1995, and the payment from Leo Pharmaceutical in September 1995. Interest expense decreased to $57,000 for the three months ended March 31, 1996 from $86,000 for the same period in 1995. The decrease was the result of decreases in the Company's capital lease obligations as compared to the same period in 1995.

  Years Ended December 31, 1995, 1994 and 1993

     Revenue

     The Company had revenue of $3.0 million in the year ended December 31, 1995 and no revenue in the years ended December 31, 1994 and 1993 (or at any other time since inception). Revenue in 1995 was attributable solely to the payment received upon the execution of the agreement with Leo Pharmaceutical.

     Research and Development Expenses

     Research and development expenses increased to $9.8 million for the year ended December 31, 1995 from $8.5 million in 1994 and $6.7 million in 1993. Several factors contributed to this increase, including additions to research and development personnel, expansion of the Company's research and development programs, manufacturing scale-up activities, conduct of the Company's toxicology and clinical programs, including Phase II clinical trials of LJP 394, and increased facilities expenditures.

     General and Administrative Expenses

     General and administrative expenses increased to $2.4 million for the year ended December 31, 1995 from $2.0 million in 1994 and $1.4 million in 1993. Several factors contributed to this increase, including increased personnel to support increased research and development and clinical activities, increased facilities expenditures, and expanded business development activities.

     Interest Income and Expense

     Interest income increased to $941,000 for the year ended December 31, 1995 from $599,000 in 1994 and $321,000 in 1993. The increase in interest income in 1995 as compared to 1994 was due to higher investment balances following receipt of the net proceeds from the Company's public offering in June 1995, its sale of stock to a private investor in October 1995, and the payment from Leo Pharmaceutical in September 1995. The increase in interest income in 1994 as compared to 1993 was due to interest income from the investment of the proceeds from the Company's bridge financing and initial public offering completed in June 1994. Interest expense decreased to $301,000 in 1995 from $364,000 in 1994. Interest expense was $145,000 in 1993. The decrease in interest expense from 1994 to 1995 resulted from decreases in the Company's capital lease line. The increase in interest expense from 1993 to 1994 was the result of additions to the Company's capital lease line.

     Net Operating Loss Carryforwards

     At December 31, 1995, the Company had available net operating loss carryforwards and research credit carryforwards of approximately $36.3 million and $2.0 million, respectively, for federal income tax purposes. Because of "change of ownership" provisions of the Tax Reform Act of 1986, the Company's net operating loss and tax credit carryforwards will be subject to an annual limitation regarding utilization against taxable income in future periods. The Company believes that such limitation will not have a material adverse impact on the benefits that may arise out of its net operating loss and tax credit carryforwards, but there can be no assurance that additional limitations arising from any future changes in ownership will not have a material adverse impact on the Company.

LIQUIDITY AND CAPITAL RESOURCES

     From inception through March 31, 1996, the Company has incurred a cumulative net loss of approximately $41.7 million, and has financed its operations through private and public offerings of its securities, capital and operating lease transactions, the payment from Leo Pharmaceutical, and interest income on its invested cash balances. As of March 31, 1996, the Company had raised $61.8 million in net proceeds since inception from sales of equity securities.

     At March 31, 1996, the Company had $20.4 million in cash, cash equivalents and short-term investments, as compared to $23.7 million at December 31, 1995. The Company's working capital at March 31, 1996 was $19.0 million, as compared to $21.9 million at December 31, 1995. The decreases in cash, cash equivalents and short-term investments and in working capital resulted from the continued use of the Company's cash toward expenses of ongoing research and development and clinical programs and related general and administrative expenses. The Company invests its cash in investment-grade, interest-bearing instruments.

     As of March 31, 1996, the Company had acquired an aggregate of $4.4 million in equipment, furniture and fixtures, of which approximately $3.2 million had been acquired through capital lease obligations. In addition, the Company leases its office and laboratory facilities under operating leases. The Company has no material commitments for the acquisition of property and equipment.

     The Company intends to use its financial resources to fund clinical trials, research and development, manufacturing scale-up, and for working capital and other general corporate purposes. Anticipated near-term expenses include costs of additional clinical trials for LJP 394, the production of LJP 394 for toxicology studies and clinical trials, and the expansion of research activities. The Company anticipates that its existing capital and the net proceeds of this offering and interest earned thereon will be sufficient to fund the Company's operations as currently planned for at least the next 24 months. However, the amounts expended by the Company for various purposes may vary significantly, and it is possible that the Company's cash requirements will exceed current projections and that the Company will therefore need additional financing sooner than currently expected. The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, the size and complexity of these programs, the scope and results of preclinical testing and clinical trials, the time and costs involved in applying for regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, competing technological and market developments, the ability of the Company to establish and maintain collaborative arrangements and the cost of manufacturing scale-up and effective commercialization activities and arrangements. The Company expects to incur substantial and increasing losses each year for at least the next several years as it expands its current research and development programs and invests increasing amounts of capital in clinical trials, manufacturing scale-up, establishment of marketing and sales capabilities, and administration of a more complex organization.

     The Company has no current means of generating cash flow from operations, and LJP 394 will not generate revenues, if at all, until it has been proven safe and effective, has received regulatory approval, and has been successfully commercialized, a process that is expected to take at least the next several years. The Company's other drug candidates are much less developed than LJP 394. There can be no assurance that the Company's product development efforts with respect to LJP 394 or any other drug candidate will be successfully completed, that required regulatory approvals will be obtained, or that any product, if introduced, will be successfully marketed or achieve commercial acceptance. Accordingly, the Company must continue to rely upon outside sources of financing to meet its capital needs for the foreseeable future.

     The Company will continue to seek capital through any appropriate means, including the issuance of its securities and establishment of collaborative arrangements. However, there can be no assurance that additional financing will be available on acceptable terms, and the Company's negotiating position in its capital-raising efforts may worsen as it continues to use its existing resources. There also can be no assurance that the Company will be able to negotiate arrangements with any collaborative partners on acceptable terms, if at all, or that any such collaborations will be successful.

                                    BUSINESS

     The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     La Jolla Pharmaceutical Company is a leading biopharmaceutical company focused on the research and development of highly specific therapeutics for the treatment of certain life-threatening antibody-mediated diseases. These diseases, including autoimmune conditions such as lupus and antibody-mediated stroke, are caused by abnormal B cell production of antibodies that attack healthy tissues. Current therapies for these autoimmune disorders only address symptoms of the disease or nonspecifically suppress the normal operation of the immune system, which often results in severe, adverse side effects and hospitalization. The Company believes that its drug candidates, called Toleragens, will treat the underlying cause of many antibody-mediated diseases without these severe, adverse side effects. The Company plans to initiate a Phase IIb clinical trial in the second half of 1996 for its lupus drug candidate, LJP 394.

ANTIBODY-MEDIATED DISEASES

     The immune system is the major biological defense mechanism responsible for recognizing and fighting disease. The immune system identifies antigens, such as bacteria, viruses and other disease-causing substances, and seeks to rid the body of these antigens. There are two fundamental types of immune responses: cell-mediated and antibody-mediated. Cell-mediated immunity is primarily responsible for ridding the body of cells that have become infected. Antibody-mediated immunity is primarily responsible for eliminating circulating antigens. These immune responses are controlled by the activities of white blood cells called T cells and B cells. T cells provide cell-mediated immunity and regulate B cells. B cells produce antibodies that recognize and help to eliminate antigens.

     Each B cell produces antibodies against a specific structure on the antigen's surface called an epitope. The B cell is triggered to produce antibodies when the specific epitope is recognized by and binds to the antibody receptors on the surface of the B cell and only when the B cell receives an appropriate signal from a T cell. When an epitope binds to the B cell with no corresponding T cell signal, the B cell may become "tolerized" and cease to produce antibodies.

     A properly functioning immune system distinguishes between antigens and the body's healthy tissues. In a malfunctioning immune system, healthy tissue may trigger an immune response that causes B cells to produce disease-causing antibodies that attack the body's healthy tissue, resulting in anti-body-mediated autoimmune disease. For example, B cells can produce disease-causing antibodies that are associated with the destruction of the kidneys in lupus and the wasting of muscles in myasthenia gravis. Other antibody-mediated disorders include antibody-mediated stroke, recurrent fetal loss, Rh hemolytic disease of the newborn and Graves' disease.

     Current therapies for antibody-mediated diseases have significant shortcomings, including severe side effects and a lack of specificity. Mild forms of antibody-mediated diseases are generally treated with drugs that address only the disease symptoms and fail to suppress disease progression because they do not control the production of disease-causing antibodies. Severe antibody-mediated diseases are generally treated with high levels of steroids and immunosuppressive therapy (primarily anti-cancer drugs) which broadly suppress the normal function of the entire immune system. These therapies can leave patients susceptible to potentially life-threatening infections that may require hospitalization. Repeated dosing with steroids may cause other serious conditions, including diabetes, hypertension, cataracts, osteoporosis and psychosis, that may limit the use of this therapy. The use of chemotherapy may lead to acute problems, including weight loss and nausea, and long-term adverse effects, including sterility and an increased risk of malignancies.

LJP'S TOLERANCE TECHNOLOGY PROGRAM

     The Company's Tolerance Technology program focuses on the discovery and development of proprietary therapeutics, called Toleragens, which target and suppress the production of specific disease-causing antibodies without affecting the protective functions of the immune system. The Company believes that its Toleragens will treat the underlying causes of antibody-mediated diseases, and that its Tolerance Technology can be applied broadly wherever antibodies are involved in the disease process.

     Toleragens are composed of disease-specific epitopes and a carrier platform, which are proprietary chemical structures developed and synthesized by the Company. To mimic the unique epitopes on an antigen's surface, LJP identifies and synthesizes epitopes specific to particular antibody-mediated diseases and attaches or conjugates these epitopes to the carrier platform, which serves as a vehicle for presenting the epitopes to the antibody receptors on the targeted B cell. When the epitope binds to the antibody receptors on the B cell in the absence of a T cell signal, the B cell may become tolerized and cease to produce disease-causing antibodies. The Company believes that the Toleragen carrier platform, or a modification thereof, can be used with epitopes specific to other diseases to create additional therapeutics targeted at different antibody-mediated diseases.

     The Company designs its Toleragens to bind selectively to disease-causing B cells without affecting the function of disease-fighting B cells. This process involves: (i) collecting and purifying the disease-causing antibodies from patients with the targeted disease; (ii) generating and selecting an epitope that strongly binds to the purified antibodies; (iii) modifying the epitope's structure to maximize its binding properties (optimization) and (iv) linking the optimized epitope to the carrier platform. The Company believes this process enables the Company to create Toleragens that will preferentially tolerize and shut down B cells that generate antibodies with the highest binding affinity, which are believed to be the most harmful. To achieve this process, the Company utilizes advanced technologies in order to identify suitable epitopes that will bind to targeted disease-causing B cells. These technologies include:

     Combinatorial Epitope Libraries. Since 1991, the Company has been developing epitope libraries to provide a large and diverse pool of epitope candidates for screening. Each library is a collection of billions of different epitopes that are created by introducing random sequences of DNA into bacterial viruses. These DNA sequences direct the viruses to express a wide variety of epitopes on their surfaces. LJP has used these libraries in the development of drug candidates for lupus, antibody-mediated stroke, recurrent fetal loss, Rh hemolytic disease and myasthenia gravis.

     Molecular Modeling Capabilities. The Company uses nuclear magnetic resonance spectroscopy (NMR) and molecular modeling software to determine and analyze important three-dimensional structural features of epitopes and the related disease-causing antibodies. These capabilities permit further optimization of epitopes to increase their binding to targeted B cells.

     Disease-Specific Screening Methods and Assays. The Company clones and expresses receptors that are associated with the targeted disease to screen the disease-causing antibodies from patient blood. After screening, these antibodies are presented to the epitope libraries through a series of assays in order to identify suitable epitope candidates. Using these methods, the Company rapidly and efficiently selects lead epitope candidates with the highest antibody binding affinity.

     Chemical Optimization Expertise. The Company optimizes each lead epitope candidate by changing its chemical structure. These changes to the molecule increase its binding affinity and stability. The Company then attaches multiple copies of the lead epitope to the carrier platform to create a Toleragen. The Company's carrier platform technology provides a stable presentation of multiple copies of the epitope in an optimal configuration that increases binding affinity and thus tolerization of B cells.

BUSINESS STRATEGY

     The Company's objective is to become the leading developer of highly specific therapeutics for the treatment of life-threatening antibody-mediated disorders such as lupus, antibody-mediated stroke, recurrent fetal loss, Rh hemolytic disease of the newborn, myasthenia gravis and Graves' disease. The Company's strategy includes the following key elements:

     Complete Clinical Development of LJP 394. The Company's primary near-term goal is to complete development of LJP 394 to treat lupus. The Company plans to initiate Phase IIb clinical trials in the second half of 1996 to explore preliminary indications of its efficacy in a larger population of patients.

     Apply Tolerance Technology to Life-threatening Antibody-mediated
Diseases. The Company is focusing on chronic, life-threatening antibody-mediated diseases, such as lupus, for which there are no existing treatments or for which current therapeutics have significant limitations. The Company intends to use its Tolerance Technology to design therapeutics that specifically address other targeted antibody-mediated diseases without adversely affecting normal immune system function.

     Form Strategic Alliances to Develop and Commercialize Product
Candidates. The Company intends to establish collaborations with pharmaceutical companies to provide support for its research programs and the clinical development and commercialization of its drug candidates.

     Exploit Proprietary Manufacturing Technology. Through the production of LJP 394 for clinical trials, the Company has developed proprietary synthesis and conjugation technologies that can be used in the development of its Toleragens. The Company intends to further develop these technologies in order to increase manufacturing efficiencies and to apply its know-how to the development and manufacture of other potential products.

     Expand Intellectual Property Leadership Position. The Company owns five issued patents and has filed 25 patent applications covering the Company's Tolerance Technology and its lupus and antibody-mediated stroke drug candidates. The Company plans to broaden this position with further discoveries and patent filings.

PRODUCTS UNDER DEVELOPMENT

     The Lupus Program

     Lupus is a life-threatening antibody-mediated disease in which disease-causing antibodies damage various tissues. The Company estimates that there are over 500,000 lupus patients in the United States. Approximately nine out of 10 lupus patients are women, who usually develop the disease during their childbearing years. Lupus is characterized by a number of symptoms, including chronic kidney inflamation, which can lead to kidney failure, and serious episodes of cardiac and central nervous system inflammation, as well as arthritis and rashes. Approximately 80% of patients will progress to more serious disease symptoms, and approximately 50% of lupus patients have renal involvement.

     Antibodies to double-stranded DNA ("dsDNA") can be detected in approximately 90% of untreated lupus patients, and are widely believed to cause kidney disease (nephritis), often resulting in morbidity and mortality in lupus patients. These antibodies are also associated with episodes of potentially life-threatening inflammation called flares, which may occur more than once per year and usually require intensive care hospitalization. Significant kidney destruction occurs during flares. Lupus nephritis can lead to deterioration of kidney function and end-stage kidney disease, requiring long-term renal dialysis or kidney transplantation.

     Current treatments for lupus patients with kidney disease and other serious symptoms usually include repeated administration of steroids, often at high levels that can have toxic effects when used as a chronic treatment regimen. Many patients with advanced disease are also treated with immunosuppressive therapy, including anti-cancer drugs, that have a general suppressive effect on the immune system and may be carcinogenic. This immunosuppressive treatment leaves the patient vulnerable to serious infection and is a significant cause of morbidity and mortality.

     The Company has designed LJP 394 to suppress the production of antibodies to dsDNA in lupus patients without suppressing the normal function of the immune system. The design of LJP 394 is based upon scientific evidence of the role of antibodies to dsDNA in lupus. A recent study indicated that a rise in the level of antibodies to dsDNA may be predictive of flares in lupus patients with renal involvement, and that suppressing antibodies to dsDNA by treating these patients with steroids that non-specifically lower antibody levels prevents relapses in a majority of patients. In a mouse model of lupus nephritis that generates elevated levels of antibodies to dsDNA, administration of LJP 394 reduced the production of antibodies to dsDNA, reduced the number of antibody forming cells, and reduced kidney disease while extending the life of the animals. The Company believes that its own and other studies provide evidence that inhibiting antibodies to dsDNA may provide an effective therapy for lupus nephritis.

     Certain studies of lupus patients indicate that antibodies to dsDNA with the highest binding affinity are associated with the most damage to the kidneys. The Company believes that its Tolerance Technology process preferentially targets these antibodies.

     Results of Clinical Trials

     Based on its preclinical findings, the Company filed an IND application for LJP 394 with the FDA in August 1994. In a double-blind, placebo-controlled Phase I clinical trial in December 1994, healthy volunteers received LJP 394 and displayed no significant drug-related adverse effects and no immune reaction to the drug.

     To date, the Company's Phase II clinical trials have included a single-dose trial, a repeat escalating-dose trial, and a dose-ranging trial.

     The single-dose clinical trial evaluated the safety of a single, 100 mg intravenous dose of LJP 394 in four female lupus patients by monitoring antibody levels, blood chemistry, vital signs and complement (inflammation-promoting proteins) levels for 28 days after dosing. LJP 394 was well tolerated by all four patients, with no drug-related adverse clinical symptoms and no clinically significant complement level changes. In addition, no clinically significant immune complex formation (inflammation-promoting accumulation of antibodies and antigens) was observed, indicating the absence of an adverse immune response to LJP 394. A transient reduction in dsDNA antibody levels was also observed. These results were presented at the American College of Rheumatology Conference in October 1995.

     The repeat escalating-dose clinical trial involved two female patients, each receiving doses of 10, 10, 50, 50, 100 and 100 mg of LJP 394 at two-week intervals. After the 10-week dosing regimen, patients were followed for six weeks. LJP 394 was well tolerated with no drug-related adverse clinical symptoms, no clinically significant complement changes, and no significant immune complex formation. Six weeks after the last dose, the antibody levels in both patients remained suppressed below baseline levels.

     The dose-ranging clinical trial evaluated 58 patients with mild lupus symptoms (53 females and five males). All patients were clinically stable and had dsDNA antibody levels exceeding those generally found in healthy individuals. In this clinical trial, the drug was well tolerated with no clinically significant dose-related adverse reactions observed. The patients were organized into nine treatment groups at three dose levels (1 mg, 10 mg and 50 mg), and three frequencies (once per week, once every two weeks and once every four weeks). Patients were randomized to one of the nine treatment groups so that at each dose and frequency four to seven patients received LJP 394 and one patient received a placebo. In patients receiving weekly 10 mg or 50 mg doses of LJP 394, antibodies to dsDNA were reduced and remained suppressed in certain patients for up to two months after the last dose. Three patients who began the study experienced lupus flares, and three other patients were hospitalized as a result of adverse events that the treating clinicians believed were related to the underlying disease or remotely related to therapy, such as heartburn, diarrhea and phlebitis. Two of the patients with flares withdrew from the study, as did four patients who experienced exacerbations of lupus and one patient with herpes rash. However, no relationship was observed between the development of an adverse event and the dose or frequency of administration of LJP 394 or the age, race or gender of the patient.

     The Company plans to initiate Phase IIb clinical trials later this year to explore preliminary indications of the efficacy of LJP 394 in a larger population of patients with moderate disease symptoms. There can be no assurance that the Company will be permitted by regulatory authorities to undertake additional clinical trials for LJP 394, that any interim clinical results can be replicated in further clinical testing or that LJP 394 will be effective in inducing and sustaining antibody suppression, will prove to be clinically safe or effective, or will receive required regulatory approvals.

     Antibody-Mediated Stroke and Recurrent Fetal Loss

     Stroke is a leading cause of death in the United States. In 1994, there were approximately two million stroke patients in the United States, approximately 500,000 new episodes occurred and approximately 150,000 people died from stroke. This debilitating condition results from acute neurological injury caused by the blockage or rupture of blood vessels in the brain. Many of the blockages are caused by thromboses (blood clots), which clinicians believe may be caused by a number of factors including a class of antibodies called anticardiolipin antibodies, which can be identified and measured by a clinical laboratory assay. It is estimated that 5 to 10% of the strokes in the United States (affecting 100,000 to 200,000 patients) are caused by these antibodies. Antibody-mediated stroke is thought to occur in younger individuals and with greater frequency than non-antibody-mediated stroke. The cost of treatment for a survivor of serious stroke is approximately $30,000 per year for life.

     Anticardiolipin antibodies are also strongly associated with recurrent fetal loss, a major cause of repeated miscarriage. Published clinical reports estimate that many women with elevated anticardiolipin antibody levels experience multiple miscarriages, delayed fetal development or premature childbirth. Elevated levels of anticardiolipin antibodies are also found in 20-30% of patients with other clotting disorders, including deep vein thrombosis, thrombocytopenia (platelet deficiency), cardiac valve lesion and myocardial infarction (heart attack), as well as in approximately 30% of lupus patients.

     Current treatments for antibody-mediated thrombosis involve the use of steroids and chronic, potentially life-long anticoagulant therapy with drugs such as heparin or warfarin to prevent the formation of blood clots. Patients must be carefully monitored to minimize serious bleeding episodes which can occur because of the therapy. If patients are removed from anticoagulant therapy, they are at an increased risk of stroke or another thrombotic episode. Warfarin is not recommended in the treatment of recurrent fetal loss because it is toxic to the developing fetus.

     The Company believes that a Toleragen that binds to B cells producing anticardiolipin antibodies may suppress antibody production and prevent or reduce antibody-associated blood clots. To develop such a Toleragen, the Company established a supply of blood samples from representative stroke and recurrent fetal loss patients and purified antibodies from these samples. The Company then used its epitope libraries to discover and optimize a number of epitopes recognized by anticardiolipin antibodies. In late 1995, the Company identified a single, broadly reactive epitope that was capable of binding to the antibodies in the blood samples of 61 of the 65 stroke and recurrent fetal loss patients tested. This epitope is currently being optimized in an effort to increase its stability and binding affinity for targeted B cells. If these optimization and other development efforts are successful, the Company intends to incorporate the optimized epitope into a Toleragen to begin preclinical testing. However, there can be no assurance that the Company will successfully optimize the epitope or that the Company's development efforts will lead to clinical trials.

     Rh Hemolytic Disease of the Newborn

     Rh hemolytic disease of the newborn is a life-threatening fetal condition characterized by the hemolysis (destruction) of fetal red blood cells. This condition occurs in Rh incompatible pregnancies in which maternal antibodies to Rh cross the placenta, bind to fetal red blood cells and cause their destruction. Rh is a family of proteins on the surface of red blood cells. When the most common form of these proteins is present, the blood type is Rh(+), and when it is absent, the blood type is Rh(-). A pregnancy is "Rh incompatible" when the fetus is Rh(+) and the mother is Rh(-).

     There are approximately 500,000 Rh incompatible pregnancies in the United States each year. Despite current treatment that attempt to control maternal immune systems with Rh immunoglobulin, over 5,000 women each year in the United States begin producing antibodies against fetal red blood cells. Once a mother begins producing these antibodies, the Rh immunoglobulin therapy can no longer be used and she has a significant risk of developing Rh hemolytic disease in a later pregnancy. Severe cases of Rh hemolytic disease can then be treated only by giving the fetus blood transfusions in the womb, a high-risk procedure usually repeated several times prior to birth. These blood transfusions and associated amniocentesis procedures can be risky to the fetus and mother, and according to the Company's estimates can cost more than $30,000 during the course of a pregnancy.

     The Company believes that a Toleragen that binds to the appropriate maternal B cells will suppress Rh antibody production, and that once the level of antibodies to Rh(+) red blood cells is reduced, the risk of life-threatening hemolysis will be eliminated. LJP has purified antibodies to Rh from blood samples taken from sensitized patients and has identified several epitopes bound by antibodies to Rh. The Company is currently using its epitope libraries to screen and further define these epitopes, with the expectation of using selected epitopes to synthesize lead Toleragens.

     Other Antibody-Mediated Diseases

     The Company believes its Tolerance Technology may be applicable to many diseases and conditions caused by the production of disease-causing antibodies, including myasthenia gravis and Graves' disease. Myasthenia gravis is a form of muscular paralysis in which neuromuscular receptors are attacked by antibodies, which can lead to a wasting of muscles, progressive loss of strength and life-threatening respiratory arrest. This disease affected an estimated 20,000 people in the United States in 1994. Graves' disease is caused by antibodies that bind to the thyroid stimulating hormone receptor and stimulate excessive production of thyroid hormones, which results in hyperthyroidism (including potentially life-threatening increases in heart rate, blood pressure and body temperature). Graves' disease affected over one million people in the United States in 1987. The Company has cloned human receptors for acetylcholine (myasthenia gravis) and thyroid stimulating hormone (Graves' disease), which can be used to purify antibodies from the blood of patients in order to identify potential epitope candidates.

     Inflammation

     LJP's inflammation technology targets a family of enzymes, phospholipase A(2) (PLA2), critical to the inflammation process. Inflammation is another important defense mechanism that works in parallel with the body's immune system to eliminate foreign substances from the body. However, when inflammatory cells and chemical mediators called prostaglandins and leukotrienes are inappropriately activated, they may attack healthy tissue, resulting in disorders such as rheumatoid arthritis, inflammatory bowel disease and asthma. These disorders are currently treated with anti-inflammatory agents such as steroids, which can have severe side effects. PLA2 enzymes play a critical role in this process by catalyzing the formation of prostaglandins and leukotrienes. The Company believes that a drug that inhibits PLA2 enzymes could selectively reduce the production of the inflammatory mediators and provide the anti-inflammatory benefits of steroids without their serious side effects. LJP has established in vitro assays to measure the activity of potential PLA2 inhibitors and has cloned, expressed and purified PLA2 enzymes from human tissue and a blood cell line. The Company's efforts in the inflammation area have been scaled back to enable the Company to focus its resources on the Tolerance Technology program for the foreseeable future. To retain its exclusive license rights to certain PLA2 inhibitor technology licensed from The Regents of the University of California, the Company must meet and satisfy certain development milestones in addition to its royalty and other obligations under the agreement. These milestones include submission of an IND application with the FDA for a potential product utilizing the licensed technology by 1999, and other standards designed to promote diligent development and marketing of potential products. There can be no assurance that the Company will meet these milestones, and the Company may decide to discontinue the inflammation program at any time.

COLLABORATIVE ARRANGEMENTS

     As part of its business strategy, the Company pursues collaborations with pharmaceutical companies in an effort to access their research, drug development, manufacturing, marketing and financial resources. In September 1995, the Company entered into a collaborative agreement with Leo Pharmaceutical, pursuant to which the Company granted to Leo Pharmaceutical the exclusive right to distribute LJP 394 in Europe and the Middle East. In May 1996, the Company terminated the collaborative agreement because the Company and Leo Pharmaceutical could not reach agreement regarding the timing and allocation of resources with respect to further clinical trials of LJP 394. As a result of the termination of the collaborative relationship with Leo Pharmaceutical, the Company will be required to fund all development costs of LJP 394. The Company intends to pursue collaborative arrangements with other pharmaceutical companies to assist in its research programs and the clinical development and commercialization of LJP 394 and its other drug candidates. There can be no assurance that the Company will be able to negotiate arrangements with any other collaborative partners on acceptable terms, if at all, or that any such collaborations will be successful. Failure to establish or maintain collaborative arrangements will require the Company to fund all of its research and development activities, resulting in accelerated depletion of the Company's capital, and will require the Company to develop its own marketing capabilities for any drug candidate that may receive regulatory approval. As a result, failure to establish or maintain collaborative arrangements could have a material adverse effect on the Company's business, financial condition and results of operations.

     Even if the Company is successful in establishing new collaborative arrangements, there can be no assurance that any future collaborative partner will continue funding any particular program or will not pursue alternative technologies or develop alternative drug candidates, either individually or in collaboration with others, including the Company's competitors, as a means for developing treatments for the diseases targeted by the Company. Furthermore, competing products, either developed by a collaborative partner or to which a collaborative partner has rights, may result in the withdrawal of support by the collaborative partner with respect to all or a portion of the Company's technology. The failure of any collaborative partner to continue funding any particular program of the Company or to commercialize successfully any product could delay or halt the development or commercialization of any products involved in such program and could have a material adverse effect on the Company's business, financial condition and results of operations.

MANUFACTURING

     The Company has constructed and is presently operating a pilot production plant for the manufacture of LJP 394 for clinical trials. Through internal development programs and external collaborations, the Company has made several improvements to the manufacturing process for LJP 394 that have reduced costs and increased capacity. The Company believes sufficient capacity exists to meet its anticipated research and clinical trial needs for LJP 394. The Company has developed proprietary synthesis and conjugation technologies that can be used in the development of its Toleragens. The Company intends to further develop these technologies and plans to manufacture any potential products using internal capabilities and third-party sources. The Company intends to use its manufacturing technologies to increase manufacturing efficiencies and apply its know-how to the development and manufacture of other potential products.

     The manufacture of the Company's potential products for clinical trials and the manufacture of any resulting products for commercial purposes is subject to cGMP as defined by the FDA. While the Company is producing limited quantities of LJP 394 for clinical trials, its current facilities are not adequate for commercial production of its potential products. The Company will be required to invest substantial amounts of capital in the expansion of its facilities to enable manufacture of any products in commercial quantities. The Company has never operated an FDA-approved manufacturing facility, and there can be no assurance that it will obtain necessary approvals. The Company has limited manufacturing experience, and no assurance can be given that it will be able to make the transition to commercial production successfully. The Company may enter into arrangements with contract manufacturers to expand its own production capacity in order to meet requirements for its products, or to attempt to improve manufacturing efficiency. If the Company chooses to contract for manufacturing services and encounters delays or difficulties in establishing relationships with manufacturers to produce, package and distribute its finished products, clinical trials, market introduction and subsequent sales of such products would be adversely affected. Moreover, contract manufacturers must operate in compliance with the FDA's cGMP requirements. The Company's potential dependence upon third parties for the manufacture of its products may adversely affect the Company's profit margins and its ability to develop and deliver such products on a timely and competitive basis.

MARKETING AND SALES

     In order to commercialize any drug candidate approved by the FDA, the Company must either develop a marketing and sales force or enter into marketing arrangements with third parties. Such arrangements may be exclusive or nonexclusive and may provide for marketing rights worldwide or in a specific market. The Company currently has no such third-party arrangements, and there can be no assurance that the Company will be able to enter into any marketing agreements on terms favorable to the Company, if at all, or that any such agreements that the Company may enter into will result in payments to the Company. To the extent that the Company enters into co-promotion or other marketing and sales arrangements with other companies, any revenues to be received by the Company will be dependent on the efforts of others and there can be no assurance that such efforts will be successful. If the Company chooses to attempt to develop its own marketing and sales capability, it will compete with other companies that currently have experienced and well-funded marketing and sales operations. Furthermore, there can be no assurance that the Company will be able to establish sales and distribution capabilities without undue delays or expenditures or that it will be successful in gaining market acceptance for any of its drug candidates.

PATENTS AND PROPRIETARY TECHNOLOGIES

     The Company files patent applications in the United States and in foreign countries, as it deems appropriate, for protection of its proprietary technologies and drug candidates. The Company has received two issued United States patents and one issued Australian patent concerning its lupus Toleragens (expiring in 2009, 2011 and 2007, respectively) and one issued United States patent concerning its overall Tolerance Technology (expiring in 2010). The Company has received Notices of Intent to grant a European patent (expiring in 2011) on its lupus Toleragens and a European patent (expiring in 2012) on its overall Tolerance Technology. The Company has also received one United States patent (expiring in 2012) on linkage chemistries for its Toleragens. The Company has filed 25 patent applications concerning its Tolerance Technology and lupus Toleragens in the United States, Canada, Europe, Japan and several other countries. The Company also has an option to obtain the exclusive license to several issued United States patents and related technology concerning compounds that may be used in the potential treatment of muscular dystrophies or myasthenia gravis. The Company's decision to exercise the option, which will require payment of a nonrefundable advance against future royalties of $100,000, will be made based upon the results of future studies of this technology.

     The Company's success will depend upon its ability to obtain patent protection for its therapeutic approaches and for any developed products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. While the Company has received patents covering certain aspects of its technology, there can be no assurance that any additional patents will be issued, that the scope of any patent protection will be sufficient, or that any current or future issued patents will be held valid if subsequently challenged.

     There is a substantial backlog of biotechnology patent applications at the USPTO that may delay the review and issuance of any patents. The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions, and no consistent policy has emerged regarding the breadth of claims covered in biotechnology patents or protection afforded by such patents. To date, the Company has rights to certain United States and foreign issued patents and has filed or participated as a licensee in the filing of a number of patent applications in the United States relating to the Company's technology, as well as foreign counterparts of certain of these applications in certain countries. The Company intends to continue to file applications as appropriate for patents covering both its products and processes. There can be no assurance that patents will issue from any of these applications, or that claims allowed under issued patents will be sufficient to protect the Company's technology. Patent applications in the United States are maintained in secrecy until a patent issues, and the Company cannot be certain that others have not filed patent applications for technology covered by the Company's pending applications or that the Company was the first to invent, or to file patent applications for, such technology. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compounds or processes that block or compete with those of the Company.

     A number of pharmaceutical and biotechnology companies and research and academic institutions have filed or may file patent applications, and have received or may receive patents, in the fields being pursued by the Company. Certain of these applications or patents may be competitive with the Company's applications or conflict in certain respects with claims made under the Company's applications. In particular, the Company is aware of one currently pending United States patent application that, if allowed, may contain claims covering subject matter that may be competitive or conflicting with the Company's patents and patent applications. Any conflict between the Company's patents and patent applications and patents or patent applications of third parties could result in a significant reduction of the coverage of the Company's existing patents or any future patents that may be issued. In addition, to determine the priority of inventions, the Company may have to participate in interference proceedings declared by the USPTO or in opposition, nullity or other proceedings before foreign agencies with respect to any of its existing patents or patent applications or any future patents or applications, which could result in substantial cost to the Company. Further, the Company may have to participate at substantial cost in International Trade Commission proceedings to abate importation of goods which would compete unfairly with products of the Company. If patents containing competitive or conflicting claims are issued to other parties and such claims are ultimately determined to be valid, there can be no assurance that the Company would be able to obtain licenses to these patents at a reasonable cost, if at all, or be able to develop or obtain alternative technology.

     The Company also relies upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with its commercial partners, collaborators, employees and consultants. The Company also has invention or patent assignment agreements with its employees and certain consultants. There can be no assurance that relevant inventions will not be developed by a person not bound by an invention assignment agreement, or that binding agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. In addition, the Company could incur substantial costs in defending against suits brought against it by others for infringement of intellectual property rights or in prosecuting suits which the Company might bring against other parties to protect its intellectual property rights.

COMPETITION

     The biotechnology and pharmaceutical industries are subject to rapid technological change. Competition from domestic and foreign biotechnology companies, large pharmaceutical companies and other institutions is intense and expected to increase. A number of companies are pursuing the development of pharmaceuticals in the Company's targeted areas. These include Genelabs Technologies, Inc., which has initiated Phase III clinical trials of a hormone for the treatment of lupus, and other competitors that are working on third-generation steroids. Many other companies are in earlier stages of developing other potential therapies for lupus.

     In addition, there are many academic institutions, both public and private, engaged in activities relating to research and development of therapeutics for autoimmune, inflammatory and other diseases. Most of these companies and institutions have substantially greater facilities, resources, research and development capabilities, regulatory compliance expertise, and manufacturing and marketing capabilities than the Company. In addition, other technologies may in the future be the basis of competitive products. There can be no assurance that the Company's competitors will not develop or obtain regulatory approval for products more rapidly than the Company, or develop and market technologies and products that are more effective than those being developed by the Company or that would render the Company's technology and proposed products obsolete or noncompetitive.

     The Company believes that its ability to compete successfully will depend upon its ability to attract and retain experienced scientists, develop patented or proprietary technologies and products, obtain regulatory approvals, manufacture and market products either alone or through third parties, and secure additional capital resources to fund anticipated net losses for at least the next several years. The Company expects that competition among products approved for marketing will be based in large part upon product safety, efficacy, reliability, availability, price and patent position.

GOVERNMENT REGULATION

     The Company's research and development activities and the future manufacturing and marketing of any products developed by the Company are subject to significant regulation by numerous government authorities in the United States and other countries. In the United States, the Federal Food, Drug and Cosmetic Act and the Public Health Service Act govern the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of any products the Company may develop. In addition to FDA regulations, the Company is subject to other federal, state and local regulations such as the Occupational Safety and Health Act and the Environmental Protection Act as well as regulations governing the handling, use and disposal of radioactive and other hazardous materials used by the Company in its research activities. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources. In addition, this regulatory framework is subject to changes that may affect approval, delay an application or require additional expenditures by the Company.

     The steps required before a pharmaceutical compound may be marketed in the United States include (i) preclinical laboratory and animal testing, (ii) submission to the FDA of an IND application, which must become effective before clinical trials may commence, (iii) adequate and well-controlled clinical trials to establish the safety and efficacy of the drug, (iv) submission to the FDA of an NDA and (v) FDA approval of the NDA prior to any commercial sale or shipment of the drug. In addition to obtaining FDA approval for each product, each domestic drug manufacturing establishment must be registered with, and approved by, the FDA. Drug product manufacturing establishments located in California also must be licensed by the State of California in compliance with separate regulatory requirements.

     Preclinical testing includes laboratory evaluation of product chemistry and animal studies to assess the safety and efficacy of the product and its formulation. The results of preclinical testing are submitted to the FDA as part of an IND and, unless the FDA objects, the IND will become effective 30 days following its receipt by the FDA.

     Clinical trials involve administration of the drug to healthy volunteers or to patients diagnosed with the condition for which the drug is being tested under the supervision of a qualified clinical investigator. Clinical trials are conducted in accordance with protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol is submitted to the FDA as part of the IND. Each clinical trial is conducted under the auspices of an independent Institutional Review Board (the "IRB"). The IRB will consider, among other matters, ethical factors, the safety of human subjects and the possible liability of the institution.

     Clinical trials are typically conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the drug into healthy human subjects, the drug is tested for safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and clinical pharmacology. Phase II involves trials in a limited patient population to (i) characterize the actions of the drug in targeted indications, (ii) determine drug tolerance and optimal dosage and (iii) identify possible adverse side effects and safety risks. When a compound is found to be effective and to have an acceptable safety profile in Phase II clinical trials, Phase III clinical trials are undertaken to further evaluate and confirm clinical efficacy and safety within an expanded patient population at multiple clinical trial sites. The FDA reviews both the clinical plans and the results of the trials and may discontinue the trials at any time if significant safety issues arise.

     The results of preclinical testing and clinical trials are submitted to the FDA in the form of an NDA or Product License Application for marketing approval. The testing and approval process is likely to require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. In addition, the Company will be required to obtain separate regulatory approval for each indicated use of a drug. The approval process is affected by a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials.

     Additional preclinical testing or clinical trials may be requested during the FDA review period and may delay marketing approval. After FDA approval for the initial indications, further clinical trials may be necessary to gain approval for the use of the product for additional indications. The FDA mandates that adverse effects be reported to the FDA and may also require post-marketing testing to monitor for adverse effects, which can involve significant expense.

     Among the conditions for FDA approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to the FDA's cGMP requirements. Domestic manufacturing facilities are subject to biennial FDA inspections and foreign manufacturing facilities are subject to periodic inspections by the FDA or foreign regulatory authorities.

     The Company is also subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and marketing approval for pharmaceutical products to be marketed outside of the United States. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval, and approval by the FDA does not ensure approval by the health authorities of any other country.

EMPLOYEES

     The Company has 76 full-time employees (including 15 Ph.D.s and M.D.s.), 57 of whom are involved full-time in research, development and manufacturing scale-up activities. All of the Company's management have had prior experience with pharmaceutical, biotechnology or medical product companies. The Company believes that it has been successful in attracting skilled and experienced scientific personnel, but competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain the individuals needed. None of the Company's employees is covered by collective bargaining agreements, and management considers relations with the Company's employees to be good.

FACILITIES

     The Company leases a 35,000 square-foot facility in San Diego, California. This facility is subject to a lease that expires in 2004 and includes an option exercisable by the Company to extend the term of the agreement for an additional five years, as well as an option to lease an adjacent 19,000 square foot facility. The Company believes that these facilities will be adequate to meet its needs for the near term. Over the longer term, management believes additional space can be secured at commercially reasonable rates.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Information with respect to the executive officers and directors of the Company as of March 31, 1996 is set forth below:

             NAME               AGE                           POSITION
- ------------------------------  ---   --------------------------------------------------------
Steven B. Engle...............  41    President, Chief Executive Officer and Director
Stephen M. Coutts, Ph.D. .....  54    Executive Vice President, Research and Development
Peter G. Ulrich...............  43    Senior Vice President, Corporate Development and
                                      Marketing
Mark T. Edgar, Ph.D. .........  44    Vice President, Manufacturing
Wood C. Erwin.................  45    Vice President, Finance, Chief Financial Officer and
                                      Secretary
Bonnie Hepburn, M.D. .........  55    Vice President, Clinical Development
Andrew Wiseman, Ph.D. ........  47    Director, Business Development
Joseph Stemler................  65    Chairman of the Board
Thomas H. Adams, Ph.D.(1).....  53    Director
William E. Engbers(1).........  53    Director
Robert A. Fildes, Ph.D.(1)....  57    Director

- ---------------
(1) Member of the Audit Committee and the Compensation Committee

     Steven B. Engle joined the Company as Executive Vice President and Chief Operating Officer in 1993, and became President and a Director in 1994 and Chief Executive Officer in 1995. From 1991 to 1993, Mr. Engle served as Vice President of Marketing, Acting Vice President of Manufacturing and Acting Chief Executive Officer for Cygnus Inc., a publicly held company that develops drug delivery systems for therapeutic drugs. From 1987 to 1991, he was Chief Executive Officer of Quantum Management Company, a management consulting firm serving the pharmaceutical and biotechnology industry. From 1984 to 1987, he was Vice President of Marketing and Divisional General Manager for Micro Power Systems, Inc., a privately held company that manufactures high technology products including medical devices. He holds an MSEE and a BSEE in Biomedical Engineering from the University of Texas.

     Stephen M. Coutts, Ph.D., has served as the Executive Vice President of Research and Development of the Company since its formation in May 1989. From 1987 until 1989, Dr. Coutts was Vice President of Therapeutics Research and Development for Quidel Corporation, a publicly held company that markets human diagnostic kits. From 1986 to 1987 he served as Executive Director of Scientific Research of the Purdue Frederick Company, a pharmaceutical company, and from 1976 to 1986 he held various positions with the Revlon Health Care Group, including Director of Revlon's Department of Immunobiology. From 1968 to 1976, Dr. Coutts held academic research and teaching positions at The Institute for Molecular Biology (Braunschweig, Germany) and Princeton University. Dr. Coutts holds an MBA from New York University and a Ph.D. in Biochemistry from Harvard University.

     Peter G. Ulrich joined the Company in December 1995 as Senior Vice President of Corporate Development and Marketing. Mr. Ulrich has served as President and Chief Executive Officer of three biotechnology companies:
MedClone, Inc., a biotechnology company developing therapeutics for autoimmune diseases such as lupus, from 1991 to 1994, LipoGen, Inc. from 1988 to 1990, and BIOTX from 1985 to 1988. From 1982 to 1985, he was the Vice President of Marketing at Analytical Luminescence Laboratory, and from 1974 to 1982 he held various positions with Baxter Travenol Laboratories, including International Marketing Manager and National Sales Manager. Before joining the Company, Mr. Ulrich served for one year as Assistant Vice President of Technology Development for the University of Alabama at Birmingham. Mr. Ulrich holds a B.A. from the University of Texas at Austin and a Masters Degree in International Business Administration from the University of Dallas.

     Mark T. Edgar, Ph.D., joined the Company in May 1995 as Vice President of Manufacturing. Prior to joining the Company, Dr. Edgar was with Syntex Corp. for 15 years, during which time he served in a variety of capacities, including as Vice President and Director of the CNTF Program Management Team at Syntex Development Research from 1993 to 1995 Director of Operations at Syntex Bahamas Chemical from 1990 to 1993; and Director of Manufacturing Engineering and Materials at Syntex Laboratories, Inc. from 1987 to 1990. Dr. Edgar holds a Ph.D. in organic chemistry from Arizona State University and an MBA from the University of Colorado.

     Wood C. Erwin joined the Company as Vice President of Finance and Chief Financial Officer in January 1996. Before joining the Company, Mr. Erwin served during 1995 as Vice President of Finance and Chief Financial Officer of Resource Optimization, Inc., a software company. From 1992 to 1995 he served as Chief Financial Officer of MedClone, Inc., a biotechnology company developing therapeutics for autoimmune diseases. From 1991 to 1992, Mr. Erwin served as Vice President of Finance and Chief Financial Officer of Med Images, Inc., a provider of computerized services to hospitals; and from 1986 to 1991 as Chief Financial Officer and Director of Operations of LipoGen, Inc., a biotechnology company. Mr. Erwin was also the Controller of Plasti-Line, Inc., a publicly traded manufacturer of illuminated signs; Vice President of Finance of Kusan, Inc., a subsidiary of Bethlehem Steel Corp.; and Cost Analyst for Oscar Mayer Company. Mr. Erwin holds BS and MBA degrees from the University of Tennessee and is a Certified Public Accountant and Certified Management Accountant.

     Bonnie Hepburn, M.D., a practicing rheumatologist, joined the Company in April 1996 as Vice President of Clinical Development. Prior to joining the Company, from 1994 to 1995, Dr. Hepburn served as Director of Immunology Clinical Research for Centocor. From 1987 to 1994, Dr. Hepburn held several positions with Ciba-Geigy Ltd., including Head of Inflammation/Bone/Allergy Clinical Research, Executive Director of Anti-Inflammatory/Pulmonary Clinical Research, and Director of Regulatory Affairs. She served as a member and chairman on the FDA Arthritis Advisory Committee from 1980 to 1983 and also on the Committee for Revision of FDA Antirheumatic Drug Guidelines. Since 1975, Dr. Hepburn has held a faculty position at UMDNJ-Robert Wood Johnson Medical School (formerly Rutgers Medical School). Dr. Hepburn received her B.A. from Wellesley College and her M.D. from the University of Pennsylvania School of Medicine, and completed her medical residency and fellowship in rheumatology at the Mayo Clinic.

     Andrew Wiseman, Ph.D., has served as the Director of Business Development for the Company since its formation in May 1989. From 1983 to 1989, Dr. Wiseman held several positions with Quidel Corporation including Senior Research Scientist, Project Manager in Diagnostic Research and Development and Manager of Business Development. Dr. Wiseman was an Associate Member (Professor) at the Medical Biology Institute and an Assistant Member at the Scripps Clinic and Research Foundation and holds a Ph.D. in Genetics from Duke University.

     Joseph Stemler has served as Chairman of the Board of Directors of the Company since its formation in May 1989, and also served as its Chief Executive Officer until July 1995. From 1985 to 1989, Mr. Stemler served as Chief Executive Officer and Chairman of Quidel Corporation, a publicly held company that markets human diagnostic test kits. From 1978 to 1985, he served as President of Bentley Laboratories and, after Bentley's acquisition by American Hospital Supply Corporation (AHSC), as President of AHSC's Bentley subsidiary. Mr. Stemler is currently a director of Sunrise Medical Inc., a publicly held manufacturer and provider of medical products used in the rehabilitation and recovery phases of patient care, Safeskin Corporation, a publicly held manufacturer of surgical gloves, and Scholle Corporation, a privately held company that develops, manufactures and markets aseptic flexible food containers. He is an engineering graduate of Illinois Institute of Technology and also holds advanced degrees in engineering and business administration.

     Thomas H. Adams has been a director of the Company since 1991, and is the founder, Chairman and Chief Executive Officer of Genta, Inc., a publicly held biotechnology company in the field of antisense technology. Before founding Genta, Dr. Adams founded Gen-Probe, Inc. in 1984 and served as its Chief Executive Officer and Chairman until its acquisition by Chugai Pharmaceuticals, Inc. in 1989. Before founding Gen-Probe, Dr. Adams was Senior Vice President of Research and Development at Hybritech until 1984. Hybritech was later acquired by Eli Lilly and Co. in 1986. Dr. Adams has also held management positions at Technicon Instruments and the Hyland Division of Baxter Travenol. In addition to his chairmanship of Genta, Inc., Dr. Adams currently serves as a director of Life Technologies, Inc., a publicly held company that develops, manufactures and markets products to support biomedical research. Dr. Adams holds a Ph.D. in Biochemistry from the University of California at Riverside.

     William E. Engbers has been a director of the Company since 1991, and has been Venture Capital Manager for Allstate Insurance Company since 1989. Before joining Allstate, he was a Vice President at Whitehead Associates, an investment firm, from 1983 to 1987, and Chairman of the Board of Plant Genetics, Inc., a publicly-traded biotechnology company, from 1982 to 1989. Mr. Engbers is also a director of Applied Biometrics, a publicly held medical device company, DM Management, a publicly held women's apparel company, and Diametrics Medical, Inc., a publicly held manufacturer and marketer of blood chemistry testing systems. Mr. Engbers received a BBA degree in accounting from Marshall University and has attended graduate business school at Marshall and Seattle University.

     Robert A. Fildes has been a director of the Company since 1991, and has been Chairman and Chief Executive Officer of Scotgen Biopharmaceuticals, Inc., a privately held company in the field of human monoclonal antibody technology, since 1993. From 1990 to 1993, Dr. Fildes was an independent consultant in the biopharmaceutical industry. Dr. Fildes was the President and Chief Executive Officer of Cetus Corporation from 1982 to 1990. Before his eight years at Cetus, Dr. Fildes was the President of Biogen, Inc. from 1980 to 1982 and the Vice President of Operations for the Industrial Division of Bristol-Myers from 1975 to 1980. Dr. Fildes is also a director of Carrington Laboratories, a publicly held company that develops and manufactures products for wound and skin care. Dr. Fildes holds a D.C.C. degree in Microbial Bio-chemistry and a Ph.D. in Biochemical Genetics from the University of London.

     All directors of the Company are elected annually and hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Officers serve at the pleasure of the Board of Directors, except where the Company has entered into an employment agreement with such officer.

SCIENTIFIC ADVISORS TO THE COMPANY

     The Company has established relationships with a group of scientific advisors with recognized expertise in immunology, synthetic chemistry, inflammation or one or more of the Company's targeted diseases. The Company's scientific advisors consult with management and key scientific employees of the Company to assist the Company in identifying scientific and product development opportunities, review the progress of the Company's specific projects, and recruit and evaluate the Company's scientific staff. The nature, scope and frequency of consultations between the Company and each scientific advisor varies depending upon the Company's current activities, the need for specific assistance and the individual scientific advisor. While contact with certain scientific advisors may be limited to telephonic consultations one or more times a year, on-site consultations with other scientific advisors may occur on a quarterly or monthly basis.

     The Company pays certain of its scientific advisors consulting fees and provides reimbursement for expenses incurred in connection with service to the Company. The Company has also granted stock options to certain of its consultants. During the year ended December 31, 1995, the Company paid an aggregate of approximately $102,000 in consulting fees and granted options to purchase an aggregate of 7,000 shares of Common Stock to its scientific advisors for their services. These options have an exercise price of $3.13 per share and become exercisable in five equal installments commencing one year from the date of grant.

     Although the Company expects to receive guidance from its scientific advisors, all of these advisors have substantial commitments to third parties and are able to devote only a limited portion of their time to the Company. The Company's scientific advisors have entered into confidentiality agreements with the Company, and agreements with certain consultants also include an invention assignment for the benefit of the Company.

     The Company's scientific advisors and consultants include:

     K. Frank Austen, M.D., Chairman, Dept. of Rheumatology & Immunology, Harvard Medical School, Boston, Massachusetts. Dr. Austen has studied the role of cells and inflammatory mediators in allergy and inflammation, as well as the ability of biological mediators to influence cell function and phenotype and various inflammatory diseases. Dr. Austen's numerous publications in medicine and immunology are frequently cited, and he maintains active research and clinical programs.

     Bruce M. Coull, M.D., Director, Oregon Stroke Center and Professor, Dept. of Neurology, Oregon Health Science University, Portland, Oregon. Dr. Coull researches the role of antiphospholipid antibodies in stroke and treats stroke patients. He is a member of a clinical research organization (APASS) examining the role of antibodies in stroke.

     Edward Dennis, Ph.D., Professor, Dept. of Chemistry, University of California, San Diego, California. Dr. Dennis studies the role of PLA2 enzymes in inflammation and is currently researching the regulation of secreted and cellular PLA2. Dr. Dennis is the co-inventor of the PLA2 inhibitor technology licensed to the Company.

     James Donadio, M.D., Dept. of Nephrology, Mayo Clinic, Rochester, Minnesota. Dr. Donadio actively treats a large number of lupus patients at the Mayo Clinic and has studied and contributed to the development of current treatments for lupus nephritis.

     Richard Furie, M.D., Associate Professor of Clinical Medicine, Cornell University Medical College, North Shore University Hospital, Manhasset, New York. Dr. Furie treats a large number of lupus patients and participated in the Phase II clinical studies of LJP 394. He also treats patients with antiphospholipid antibody syndrome.

     Richard Glassock, M.D., Chairman and Professor, Department of Internal Medicine, University of Kentucky, Lexington, Kentucky. Dr. Glassock has a large practice of lupus patients and has studied and researched lupus nephritis. Dr. Glassock is the editor of several textbooks on the kidney and is a leading expert in the general field of nephrology.

     Steven A. Krilis, Ph.D., FRACP, Professor and Director of the Department of Immunology, Allergy and Infectious Disease, the St. George Hospital, Kogarah, Australia. Dr. Krilis investigates the biochemistry and immunology of antiphospholipid antibodies.

     Steven R. Levine, M.D., Clinical Associate Professor of Neurology, University of Michigan Medical School, Henry Ford Hospital, Detroit, Michigan. Dr. Levine researches the role of antiphospholipid antibodies in stroke and treats stroke patients. He is a member of a clinical organization (APASS) examining the role of antibodies in stroke.

     Edmond T. Lewis, M.D., Chief of Nephrology, Rush Presbyterian St. Luke's Medical Center, Chicago, Illinois. Dr. Lewis is a clinical researcher and nephrologist responsible for a large number of lupus patients. He is a leader of the lupus collaborative study group, a national organization of clinical researchers in lupus, and has overseen the design and supervision of large multi-center clinical studies in lupus nephritis.

     S.P. Masouredis, M.D., Ph.D., Professor of Pathology Emeritus, University of California, San Diego School of Medicine, San Diego, California. Dr. Masouredis is an expert in blood transfusion medicine and is the former Director of the UCSD Medical Center Blood Bank.

     Jamie Scott, M.D., Ph.D., Assistant Research Professor, Frasier University, Burnaby, British Columbia. Dr. Scott was a co-discoverer of phage epitope library technology with George Smith while they collaborated at the University of Missouri. She is currently researching the use of peptide libraries to evaluate various biological molecules.

     Michael Swenson, M.D., Chief of Staff, University of California, San Diego Medical Center, San Diego, California. Dr. Swenson treats a large number of patients with neuromuscular disorders. Dr. Swenson is active in the clinical research of myasthenia gravis and heads the Myasthenia Gravis Clinic at the UCSD Medical Center.

     Gregory L. Verdine, Ph.D., Professor of Chemistry, Harvard University, Cambridge, Massachusetts. Dr. Verdine's research areas are the investigation of protein-DNA interactions, using the tools of molecular biology and DNA synthetic chemistry. He also conducts research in the biochemistry of key regulatory proteins.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the ownership of the Company's Common Stock as of March 31, 1996 by (i) those known by the Company to be beneficial owners of 5% or more of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, (iii) each of the Company's executive officers and (iv) all directors and executive officers of the Company as a group.

                                                                            PERCENTAGE OF SHARES
                                                                           BENEFICIALLY OWNED(1)
                                                           SHARES        --------------------------
                                                        BENEFICIALLY     PRIOR TO           AFTER
                   BENEFICIAL OWNER                      OWNED (1)       OFFERING          OFFERING
- ------------------------------------------------------  ------------     --------          --------
Biotech Target S.A.(2)................................    2,000,000        14.2%             11.7%
  Swiss Bank Tower
  Panama 1
  Republic of Panama
Allstate Insurance Company(3).........................    1,247,211         8.9%              7.3%
  Allstate Plaza G5D
  Northbrook, Illinois 60062
New York Life Insurance Company(4)....................    1,095,608         7.8%              6.4%
  51 Madison Avenue
  New York, New York 10010
State of Wisconsin Investment Board...................    1,022,500         7.3%              6.0%
  121 East Wilson
  Madison, Wisconsin 53707
Putnam Investments....................................      762,500         5.4%              4.5%
  99 High Street, 9th Floor
  Boston, MA 02110
E.M. Warburg, Pincus & Co., Inc.......................      760,200         5.4%              4.5%
  466 Lexington Ave., 10th Floor
  New York, NY 10017
Thomas H. Adams, Ph.D.(5).............................       15,400           *                 *
Stephen M. Coutts, Ph.D.(6)...........................      160,639         1.1%                *
Mark T. Edgar(5)......................................        6,500           *                 *
William E. Engbers(5)(7)..............................       10,000           *                 *
Steven B. Engle(8)....................................      130,881           *                 *
Wood C. Erwin.........................................           --           *                 *
Robert A. Fildes, Ph.D.(9)............................       47,802           *                 *
Bonnie Hepburn, M.D. .................................           --           *                 *
Joseph Stemler(10)....................................      382,375         2.7%              2.2%
Peter G. Ulrich.......................................           --           *                 *
Andrew Wiseman, Ph.D.(11) ............................       15,600           *                 *
All directors and executive officers as a group
  (11 persons)(12)....................................      769,197         5.5%              4.5%

- ---------------
  *  Less than 1%

 (1) Calculated pursuant to Rule 13d-3 (d) under the Securities Exchange Act of 1934, as amended. Applicable percentage ownership is based on 14,072,732 shares of Common Stock outstanding prior to the offering and 17,072,732 shares of Common Stock after the offering. In addition, shares not outstanding that are subject to options or warrants exercisable by the holder thereof within 60 days of the date of this Prospectus are deemed outstanding for the purposes of calculating the number and percentage owned by such stockholder, but not deemed outstanding for the purpose of calculating the percentage owned by each other stockholder listed. Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding. The number of shares beneficially owned is deemed to include shares of the Company's Common Stock as to which the beneficial owner has or shares either investment or voting power. Unless otherwise stated, and except for voting power held jointly with a person's spouse, the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the Securities and Exchange Commission (the "Commission") or information provided to the Company by such beneficial owners.

 (2) Wholly owned subsidiary of BB Biotech AG, a Swiss corporation.

 (3) Includes 140,429 shares issuable upon exercise of warrants.

 (4) Includes 112,343 shares issuable upon exercise of warrants.

 (5) All shares are issuable upon exercise of stock options.

 (6) Includes 155,375 shares issuable upon exercise of stock options.

 (7) Mr. Engbers is the Venture Capital Manager for Allstate Insurance Company, and as such may be deemed to be a beneficial owner of the shares of the Company's capital stock indicated as owned by Allstate Insurance Company. Mr. Engbers disclaims such beneficial ownership.

 (8) Includes 130,500 shares issuable upon exercise of stock options.

 (9) Includes 17,400 shares issuable upon exercise of stock options.

(10) Includes 342,375 shares issuable upon exercise of stock options.

(11) Includes 14,500 shares issuable upon exercise of stock options.

(12) Includes 692,050 shares issuable upon exercise of stock options.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The authorized capital of the Company consists of 32,000,000 shares of Common Stock, par value $0.01 per share and 8,000,000 shares of undesignated Preferred Stock, par value $0.01 per share. The rights of holders of Common Stock may be inferior in voting, dividend, liquidation distribution and other respects to the rights of holders of any Preferred Stock that may be issued by the Company from time to time.

COMMON STOCK

     As of March 31, 1996, there were 14,072,732 shares of Common Stock outstanding and held of record by 242 stockholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to the rights of any Preferred Stock that may be issued in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable. No preemptive rights, conversion rights, redemption rights or sinking fund provisions are applicable to the Common Stock.

WARRANTS AND IPO OPTION

     All of the warrants and options described below contain anti-dilution and adjustment provisions providing for adjustment of the underlying shares and/or the exercise price upon the occurrence of certain events, including recapitalizations, reclassifications, share dividends, share splits or combinations, mergers or acquisitions or similar transactions. In the event of liquidation, dissolution or winding up of the Company, holders will not be entitled to receive any assets of the Company available for distribution to the holders of Common Stock.

     In the event of any reclassification, capital reorganization or other similar change of outstanding Common Stock, any consolidation or merger involving the Company (other than a consolidation or merger which does not result in any reclassification, capital reorganization or other similar change in the outstanding Common Stock), or a sale or conveyance to another corporation of all or substantially all of the property of the Company, each of the warrants and options described below will thereupon become exercisable for the kind and number of shares of stock or other securities, assets or cash to which a holder of the number of shares of Common Stock issuable (at the time of such reclassification, reorganization, consolidation, merger or sale) upon exercise of such warrant would have been entitled upon such reclassification, reorganization, consolidation, merger or sale.

     For the life of the various warrants and options described below, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of such warrants and options. The holders of the warrants and options may be expected to exercise at times when the exercise price is less than the market price for the Common Stock, with resulting dilution in the interests of the Company's stockholders. Further, the terms on which the Company could obtain additional capital during the life of the warrants and options may be adversely affected.

     $6.00 Public Warrants

     In the Company's initial public offering in June 1994 (the "IPO") the Company issued to the public 2,990,000 Units, each including one share of Common Stock and a Redeemable Common Stock Purchase Warrant to purchase one-half of one share of Common Stock for $3.00 (the "$6.00 Public Warrants"). The $6.00 Public Warrants may be exercised only in multiples of two by the registered holder thereof, with each two $6.00 Public Warrants entitling such holder to purchase one share of Common Stock at a total exercise price per share of $6.00, subject to certain anti-dilution and other adjustments. The $6.00 Public Warrants are exercisable at any time until June 3, 1999, unless earlier redeemed.

     The Company may redeem the outstanding $6.00 Public Warrants in whole but not in part at any time upon at least 30 days' prior written notice to the registered holders thereof, at a price of $.05 per Warrant, provided that the closing price (as defined in the Warrant Agreement governing the $6.00 Public Warrants) of the Common Stock has been at least 150% of the then-effective $6.00 Public Warrant exercise price for one whole share of Common Stock for a period of at least 20 consecutive trading days ending within 15 calendar days prior to the date of the notice of redemption.

     For a holder to exercise the $6.00 Public Warrants there must be a current registration statement in effect with the Commission and registration or qualification with, or approval from, various state securities agencies with respect to the shares or other securities underlying the $6.00 Public Warrants or valid exemptions from such registration requirements. The Company is obligated to use its best efforts to cause a registration statement with respect to such securities under the Securities Act to continue to be effective during the term of such warrants and to take such other actions under the laws of various states as may be required to cause the sale of Common Stock upon exercise of such warrants to be lawful. The Company currently has such a registration statement in effect.

     $6.00 Private Warrants

     In a pre-IPO bridge financing (the "1994 Financing"), the Company issued approximately $4.2 million in bridge notes to certain stockholders. In connection with the subsequent IPO, this indebtedness and the accrued interest thereon was converted at the IPO price into a total of 833,517 Units, each including one share of Common Stock and a warrant (a "$6.00 Private Warrant") to purchase one-half of one share of Common Stock for $3.00. These $6.00 Private Warrants are identical to the $6.00 Public Warrants except that they have not been registered under the Securities Act and are not publicly traded. The Company intends to file a registration statement with the Commission shortly after the offering to register the resale of the Common Stock issuable upon exercise of the $6.00 Private Warrants.

     $5.00 Warrants

     The Company issued to participants in the 1994 Financing additional warrants to purchase a total of 166,697 shares of Common Stock at $5.00 per share (the "$5.00 Warrants"). The $5.00 Warrants are exercisable until June 3, 1999, but have not been registered under the Securities Act and are not publicly traded. The Company intends to file a registration statement with the Commission shortly after the offering to register the resale of the Common Stock issuable upon exercise of the $5.00 Warrants.

     IPO Option and $7.20 Warrants

     In connection with the IPO, the Company issued to the IPO underwriter an option (the "IPO Option") to purchase up to 260,000 Units at $8.00 per Unit, each Unit consisting of one share of Common Stock and a warrant to purchase one-half of one share of Common Stock for $3.60 (the "$7.20 Warrants"). This option is exercisable until June 3, 1999, but has not been exercised (and accordingly no $7.20 Warrants are outstanding) as of the date of this Prospectus. The underlying $7.20 Warrants, if issued, will be subject to the same general terms as the $6.00 Public Warrants except for their exercise price. The holder of the IPO Option has certain registration rights with respect to such option and its underlying securities. See "Registration Rights of Certain Holders."

     Lease Financing Warrants

     As of March 31, 1996, the Company had outstanding warrants to purchase a total of up to 40,690 shares of Common Stock issued to the provider of the Company's lease financing facility (the "Lease Financing Warrants"). The exercise price of these warrants is $8.43 per share with respect to 20,690 shares, and $5.00 per share with respect to the remaining 20,000 shares. The Company intends to file a registration statement with the Commission shortly after the offering to register the resale of the Common Stock issuable upon exercise of the Lease Financing Warrants.

PREFERRED STOCK

     The Company's Board of Directors has the authority, without further vote or action by the stockholders, to issue up to 8,000,000 shares of Preferred Stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The Board of Directors could, without the approval of the stockholders, issue Preferred Stock having voting or conversion rights that could adversely affect the voting power of, or have liquidation rights superior to those of, the holders of Common Stock. In addition, the issuance of Preferred Stock could be used, under certain circumstances, to render more difficult or discourage a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

STOCK OPTIONS

     As of March 31, 1996, there were outstanding options to purchase up to 1,420,738 shares of Common Stock under the Company's various stock option plans.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     The holders of the IPO Option have the right, subject to certain restrictions, to demand prior to June 3, 1999, that the Company register the IPO Option and its underlying Common Stock, the $7.20 Warrants and the Common Stock underlying the $7.20 Warrants on no more than two occasions, once at the Company's expense and once at the expense of the holder of such right. Such holders also have the right to participate in registrations initiated by the Company or another security holder on a pro-rata basis until June 3, 2001.

     The Company is obligated to use its best efforts to cause a registration statement under the Securities Act with respect to the 1,495,000 shares of Common Stock issuable upon exercise of the $6.00 Public Warrants to continue to be effective during the term of such warrants, and currently has in effect such a registration statement.

     Shortly after the offering, the Company expects to file a registration statement covering the public resale of approximately 625,000 shares of Common Stock issuable upon exercise of the $6.00 Private Warrants, the $5.00 Private Warrants, and the Lease Financing Warrants.

DELAWARE ANTI-TAKEOVER LAW

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 prohibits certain publicly-held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, "business combination" is defined broadly to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is any person or entity that, together with affiliates and associates, owns (or within the three immediately preceding years did own) 15% or more of the company's voting stock.
Section 203 could deter hostile takeovers of the Company, changes in the Company's management, and certain transactions that stockholders might deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Co. is the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding approximately 17,072,732 shares of Common Stock without taking into account an aggregate of 3,917,646 shares of Common Stock issuable upon exercise of warrants and stock options outstanding as of March 31, 1996, as follows: (i) 1,495,000 shares issuable upon exercise of the $6.00 Warrants at an exercise price of $6.00 per share; (ii) 1,001,908 shares issuable upon exercise of the $6.00 Private Warrants, the $5.00 Warrants, the IPO Option and the Lease Financing Warrants at a weighted average exercise price of $6.55 per share; and (iii) 1,420,738 shares issuable upon exercise of stock options outstanding under the Company's various stock option plans at a weighted average exercise price of $2.55 per share. See "Dilution" and "Description of Capital Stock." Of these outstanding shares, the 3,000,000 shares sold in this offering and the 6,390,000 shares previously sold by the Company in registered public offerings, as well as the $6.00 Public Warrants and the 1,495,000 shares of Common Stock issuable upon their exercise, will be freely transferable without restriction under the Securities Act, unless held by an "affiliate" of the Company (as that term is defined below). Any such affiliate will be subject to the resale limitations of Rule 144 adopted under the Securities Act. The remaining approximately 7,600,000 outstanding shares of Common Stock, as well as the $6.00 Private Warrants, $5.00 Warrants, IPO Option and Lease Financing Warrants and the Common Stock issuable upon their exercise, were or will be issued by the Company in private transactions not involving a public offering, and are "restricted securities" for purposes of Rule 144. Restricted securities may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, including that provided by Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an "affiliate," who has beneficially owned shares that are "restricted securities" for at least two years is entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of the then outstanding shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information. Under Rule 144(k), a person (or persons whose shares are aggregated) who is not an "affiliate" of the Company for at least 90 days prior to a proposed transaction, and who has beneficially owned "restricted securities" for at least three years, is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person who directly or indirectly controls, or is controlled by, or is under common control, with such issuer. There is currently pending before the Commission a proposal to shorten the Rule 144 holding period to one year and the Rule 144(k) holding period to two years.

     Of the approximately 7,600,000 restricted shares outstanding, up to approximately 4,100,000 shares owned by non-affiliates will be eligible for sale in the public market pursuant to Rule 144(k), approximately 1,500,000 additional shares will be eligible for resale in the public market under Rule 144, subject to the volume limitations described above, and 2,000,000 shares of Common Stock issued to an overseas investor pursuant to Regulation S under the Securities Act may also be resold. Approximately 77,000 outstanding shares are owned by the officers and directors of the Company and will be subject to a 90-day lock-up after the closing of the offering.

     The holder of the IPO Option has registration rights with respect to the IPO Option and its underlying securities. See "Description of Capital
Stock -- Registration Rights of Certain Holders." Further, the Company has in effect or intends to file registration statements under the Securities Act registering 1,250,000 shares of Common Stock reserved for issuance under its 1994 Stock Incentive Plan, 300,000 shares of Common Stock reserved for issuance under the Company's 1995 Employee Stock Purchase Plan, and up to 1,495,000 shares of Common Stock reserved for issuance upon exercise of the $6.00 Public Warrants. In addition, shortly after the offering the Company intends to file a registration statement under the Securities Act to register the resale of approximately 625,000 shares of Common Stock issuable upon exercise of the $6.00 Private Warrants, the $5.00 Private Warrants and the Lease Financing Warrants. Registration of such shares will make them freely tradable when issued or resold (except shares issued to affiliates, which are tradable in compliance with the volume limitations of Rule 144). In addition, approximately 806,000 shares of Common Stock issuable upon future exercise of outstanding stock options will be available for public resale under Rule 144 pursuant to Rule 701 under the Securities Act.

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Company's Securities prevailing from time to time. Sales of substantial amounts of the Company's Securities, or the perception that such sales could occur, could have a material adverse effect on the market price of the Company's securities, as well as the Company's ability to raise new equity capital.

                                  UNDERWRITING

     The Underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC, Pacific Growth Equities, Inc., Vector Securities International, Inc., and Van Kasper & Company (the
"Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                            NUMBER OF
                                   UNDERWRITER                               SHARES
        ------------------------------------------------------------------  ---------
        Robertson, Stephens & Company LLC.................................
        Pacific Growth Equities, Inc. ....................................
        Vector Securities International, Inc. ............................
        Van Kasper & Company..............................................
                                                                            ---------
                  Total...................................................  3,000,000
                                                                             ========

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession of not more than $          per share, of which
$          may be reallowed to other dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the same price per share as the Company will receive for the 3,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 3,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 3,000,000 shares are being sold.

     The Company's officers and directors have agreed with the Representatives for a period of 90 days from the date of this Prospectus (the "Lock-Up Period") not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any option to purchase any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock now owned or hereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition without the prior written consent of Robertson, Stephens & Company LLC, which may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares subject to the lock-up agreements. In addition, the Company has agreed that during the Lock-Up Period, the Company will not, without prior written consent of Robertson, Stephens & Company LLC, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the issuance of Common Stock and warrants upon the exercise of outstanding warrants and options and the Company's grant of options under existing employee stock option plans or pursuant to the establishment of any collaborative arrangement approved by the Company's Board of Directors.

     The Underwriting Agreement contains covenants of indemnity between the Underwriters and the Company against certain civil liabilities including liabilities under the Securities Act.

     The offering price for the Common Stock has been determined by negotiations among the Company and the Representatives of the Underwriters, based largely upon the market price for the Common Stock as reported on the Nasdaq National Market.

     The rules of the Commission generally prohibit the Underwriters and other members of the selling group from making a market in the Company's Common Stock during the period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted an exemption from these rules that permits passive market making under certain conditions. These rules permit an Underwriter or other member of the selling group to continue to make a market in the Company's Common Stock subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters and other members of the selling group intend to engage in passive market making in the Company's Common Stock during such period.

     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Orange County, California. Certain legal matters will be passed upon for the Underwriters by Cooley Godward Castro Huddleson & Tatum, San Diego, California.

                                    EXPERTS

     The financial statements of the Company at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 and for the period from May 2, 1989 (inception) to December 31, 1995 appearing in this Prospectus and Registration Statement and appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and incorporated herein by reference. Such financial statements are included and incorporated herein by reference in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission located at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1204, Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any part of such material may also be obtained from the Public Reference Section, Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of prescribed fees. The Company's Common Stock is listed on The Nasdaq National Market, and material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the schedules and exhibits filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in all respects by reference made hereby to the copy of such contract or document filed, or incorporated by reference, as an exhibit to the Registration Statement. A copy of the Registration Statement and the exhibits and schedules thereto may be inspected without charge at the offices of the Commission, or obtained at prescribed rates from the public reference facilities maintained by the Commission at the addresses set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission, are hereby incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

     2. The Company's Current Report on Form 8-K dated January 1, 1996;

     3. The Company's Current Report on Form 8-K dated February 15, 1996;

     4. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996; and

     5. The description of Common Stock contained in the Company's registration statement on Form 8-A filed pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a subsequent statement contained herein or in any other document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements as modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests for such documents may be made by writing La Jolla Pharmaceutical Company, 6455 Nancy Ridge Drive, San Diego, California 92121 (Attention: Chief Financial Officer) or by calling (619) 452-6600.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors......................................  F-2
Balance Sheets.........................................................................  F-3
Statements of Operations...............................................................  F-4
Statements of Stockholders' Equity.....................................................  F-5
Statements of Cash Flows...............................................................  F-7
Notes to Financial Statements..........................................................  F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
La Jolla Pharmaceutical Company

     We have audited the accompanying balance sheets of La Jolla Pharmaceutical Company (a development stage company) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and for the period May 2, 1989 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of La Jolla Pharmaceutical Company (a development stage company) at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the period May 2, 1989 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
January 25, 1996

                        LA JOLLA PHARMACEUTICAL COMPANY
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                            ---------------------      MARCH 31,
                                                              1994         1995          1996
                                                            --------     --------     -----------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...............................  $ 11,417     $ 19,804       $ 7,262
  Short-term investments -- available for sale............     2,543        3,847        13,098
  Other current assets....................................       302          213           372
                                                            --------     --------      --------
Total current assets......................................    14,262       23,864        20,732
Equipment, furniture and fixtures, net....................     2,303        1,925         1,750
Patent costs and other assets, net........................       529          586           600
                                                            --------     --------      --------
                                                            $ 17,094     $ 26,375       $23,082
                                                            ========     ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses...................  $    735     $    738       $   670
  Accrued payroll and related expenses....................       253          398           206
  Current portion of obligations under capital leases.....       668          779           826
                                                            --------     --------      --------
Total current liabilities.................................     1,656        1,915         1,702
Obligations under capital leases..........................     1,628          892           641
Commitments
Stockholders' equity:
  Common Stock, $0.01 par value; 32,000,000 shares
     authorized, 8,616,171, 14,046,712 and 14,072,732
     shares issued and outstanding at December 31, 1994
     and 1995 and March 31, 1996, respectively............        86          140           141
  Additional paid-in capital..............................    44,690       62,647        62,626
  Note receivable from stockholder........................       (27)         (14)          (14)
  Deferred compensation...................................      (716)        (428)         (318)
  Deficit accumulated during the development stage........   (30,223)     (38,777)      (41,696)
                                                            --------     --------      --------
Total stockholders' equity................................    13,810       23,568        20,739
                                                            --------     --------      --------
                                                            $ 17,094     $ 26,375       $23,082
                                                            ========     ========      ========

                            See accompanying notes.

                        LA JOLLA PHARMACEUTICAL COMPANY
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     MAY 2, 1989
                                                                     (INCEPTION)        THREE MONTHS ENDED         MAY 2, 1989
                                 YEAR ENDED DECEMBER 31,                 TO                  MARCH 31,            (INCEPTION) TO
                         ---------------------------------------    DECEMBER 31,     -------------------------      MARCH 31,
                            1993          1994          1995            1995            1995          1996             1996
                         ----------    ----------    -----------    -------------    ----------    -----------    --------------
                                                                                            (UNAUDITED)            (UNAUDITED)
Revenue................. $       --    $       --    $     3,000      $   3,000      $       --    $        --       $  3,000
Operating expenses:
  Research and
    development.........      6,737         8,499          9,804         35,895           2,105          2,560         38,455
  General and
    administrative......      1,386         2,049          2,390          8,989             429            588          9,577
                         ----------    ----------    -----------       --------      ----------    -----------       --------
      Total operating
         expenses.......      8,123        10,548         12,194         44,884           2,534          3,148         48,032
                         ----------    ----------    -----------       --------      ----------    -----------       --------
Loss from operations....     (8,123)      (10,548)        (9,194)       (41,884)         (2,534)        (3,148)       (45,032)
Interest expense........       (145)         (364)          (301)          (810)            (86)           (57)          (867)
Interest income.........        321           599            941          3,917             190            286          4,203
                         ----------    ----------    -----------       --------      ----------    -----------       --------
Net loss................ $   (7,947)   $  (10,313)   $    (8,554)     $ (38,777)     $   (2,430)   $    (2,919)      $(41,696)
                         ==========    ==========    ===========       ========      ==========    ===========       ========
Net loss per share...... $    (1.58)   $    (1.44)   $     (0.79)                    $    (0.28)   $     (0.21)
                         ==========    ==========    ===========                     ==========    ===========
Shares used in
  computation of net
  loss per share........  5,015,953     7,137,412     10,883,009                      8,617,531     14,060,127

                            See accompanying notes.

                        LA JOLLA PHARMACEUTICAL COMPANY
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
            FOR THE PERIOD MAY 2, 1989 (INCEPTION) TO MARCH 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                         DEFICIT
                          CONVERTIBLE                                       NOTE       ACCUMULATED
                        PREFERRED STOCK    COMMON STOCK     ADDITIONAL   RECEIVABLE    DURING THE                       TOTAL
                        ---------------   ---------------    PAID-IN        FROM       DEVELOPMENT     DEFERRED     STOCKHOLDERS'
                        SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     STOCKHOLDER      STAGE      COMPENSATION      EQUITY
                        ------   ------   ------   ------   ----------   -----------   -----------   ------------   -------------
Stock issued for net
 assets acquired at
 inception............   5,360    $ 54      139     $  1     $    333       $  --       $      --       $   --         $   388
Conversion of Series A
  through F Preferred
  Stock to Common
  Stock...............  (5,360)    (54)     536        6           48          --              --           --              --
Issuance of Series G
  Preferred Stock at
  $.61 and $.66 per
  share, net of
  issuance costs......  20,778     208       --       --       12,279          --              --           --          12,487
Issuance of Series H
  Preferred Stock and
  warrants to purchase
  Series H Preferred
  Stock at $.75 per
  share, net of
  issuance costs......  15,999     160       --       --       11,757          --              --           --          11,917
Exercise of warrants
  and stock options...      --      --        8       --           19          --              --           --              19
Issuance of Common
  Stock under stock
  purchase
  agreement...........      --      --        3       --            3          --              --           --               3
Issuance of Common
  Stock for cash and
  an 8% note
  receivable under
  stock purchase
  agreement...........      --      --       76        1           75         (61)             --           --              15
Net loss since
  inception...........      --      --       --       --           --          --          (7,191)          --          (7,191)
                                                      --
                        ------    ----      ---               -------        ----        --------        -----         -------
BALANCE AT DECEMBER
  31, 1991............  36,777     368      762        8       24,514         (61)         (7,191)          --          17,638
Issuance of Series H
  Preferred Stock and
  warrants to purchase
  Series H Preferred
  Stock at $.75 per
  share, net of
  issuance costs......   2,334      23       --       --        1,720          --              --           --           1,743
Issuance of Series H
  Preferred Stock upon
  exercise of
  warrants............     300       3       --       --          223          --              --           --             226
Exercise of stock
  options.............      --      --        9       --            9          --              --           --               9
Payment on note
  receivable..........      --      --       --       --           --          11              --           --              11
Net loss..............      --      --       --       --           --          --          (4,772)          --          (4,772)
                                                      --
                        ------    ----      ---               -------        ----        --------        -----         -------
BALANCE AT DECEMBER
  31, 1992............  39,411     394      771        8       26,466         (50)        (11,963)          --          14,855
Exercise of stock
  options.............      --      --       16       --           16          --              --           --              16
Payment on note
  receivable..........      --      --       --       --           --          11              --           --              11
Deferred compensation
  related to grant of
  stock options.......      --      --       --       --          302          --              --         (302)             --
Amortization of
  deferred
  compensation........      --      --       --       --           --          --              --            3               3
Net loss..............      --      --       --       --           --          --          (7,947)          --          (7,947)
                                                      --
                        ------    ----      ---               -------        ----        --------        -----         -------
BALANCE AT DECEMBER
  31, 1993............  39,411     394      787        8       26,784         (39)        (19,910)        (299)          6,938

(continued on F-6)

                        LA JOLLA PHARMACEUTICAL COMPANY
                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)
            FOR THE PERIOD MAY 2, 1989 (INCEPTION) TO MARCH 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                         DEFICIT
                         CONVERTIBLE                                        NOTE       ACCUMULATED
                       PREFERRED STOCK     COMMON STOCK     ADDITIONAL   RECEIVABLE    DURING THE                       TOTAL
                       ----------------   ---------------    PAID-IN        FROM       DEVELOPMENT     DEFERRED     STOCKHOLDERS'
                       SHARES    AMOUNT   SHARES   AMOUNT    CAPITAL     STOCKHOLDER      STAGE      COMPENSATION      EQUITY
                       -------   ------   ------   ------   ----------   -----------   -----------   ------------   -------------
BALANCE AT DECEMBER
 31, 1993............   39,411    $394       787    $  8     $ 26,784       $ (39)      $ (19,910)      $ (299)       $   6,938
  Issuance of Common
    Stock upon
    initial public
    offering at $5.00
    per Unit, net of
    issuance costs...       --      --     2,990      30       12,672          --              --           --           12,702
  Conversion of
    Preferred Stock
    to Common
    Stock............  (39,411)   (394)    3,941      39          355          --              --           --               --
  Conversion of
    bridge notes and
    accrued interest
    to Common
    Stock............       --      --       833       8        4,159          --              --           --            4,167
  Exercise of stock
    options..........       --      --        65       1           64          --              --           --               65
  Payment on note
    receivable.......       --      --        --      --           --          12              --           --               12
  Deferred
    compensation
    related to grant
    of stock
    options..........       --      --        --      --          656          --              --         (656)              --
  Amortization of
    deferred
    compensation.....       --      --        --      --           --          --              --          239              239
  Net loss...........       --      --        --      --           --          --         (10,313)          --          (10,313)
                       -------   -----    ------    ----      -------        ----        --------        -----          -------
BALANCE AT DECEMBER
  31, 1994...........       --      --     8,616      86       44,690         (27)        (30,223)        (716)          13,810
  Issuance of Common
    Stock upon
    secondary public
    offering at $3.25
    per share, net of
    issuance costs...       --      --     3,400      34        9,852          --              --           --            9,886
  Issuance of Common
    Stock at $4.07
    per share........       --      --     2,000      20        8,120          --              --           --            8,140
  Exercise of stock
    options..........       --      --        31      --           30          --              --           --               30
  Payment on note
    receivable.......       --      --        --      --           --          13              --           --               13
  Amortization of
    deferred
    compensation.....       --      --        --      --           --          --              --          243              243
  Adjustment to
    deferred
    compensation for
    terminations.....       --      --        --      --          (45)         --              --           45               --
  Net loss...........       --      --        --      --           --          --          (8,554)          --           (8,554)
                       -------   -----    ------    ----      -------        ----        --------        -----          -------
BALANCE AT DECEMBER
  31, 1995...........       --      --    14,047     140       62,647         (14)        (38,777)        (428)          23,568
  Issuance of Common
    Stock
    (unaudited)......       --      --        26       1           40          --              --           --               41
  Amortization of
    deferred
    compensation
    (unaudited)......       --      --        --      --           --          --              --           49               49
  Adjustment to
    deferred
    compensation for
    terminations
    (unaudited)......       --      --        --      --          (61)         --              --           61               --
  Net loss
    (unaudited)......       --      --        --      --           --          --          (2,919)          --           (2,919)
                       -------   -----    ------    ----      -------        ----        --------        -----          -------
BALANCE AT MARCH 31,
  1996(unaudited)....       --    $ --    14,073    $141     $ 62,626       $ (14)      $ (41,696)      $ (318)       $  20,739
                       =======   =====    ======    ====      =======        ====        ========        =====          =======

                            See accompanying notes.

                        LA JOLLA PHARMACEUTICAL COMPANY
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         MAY 2, 1989      THREE MONTHS ENDED     MAY 2, 1989
                                           YEAR ENDED DECEMBER 31,      (INCEPTION) TO        MARCH 31,         (INCEPTION) TO
                                         ----------------------------    DECEMBER 31,    --------------------     MARCH 31,
                                          1993       1994      1995          1995         1995         1996          1996
                                         -------   --------   -------   --------------   -------     --------   --------------
                                                                                             (UNAUDITED)         (UNAUDITED)
OPERATING ACTIVITIES
Net loss...............................  $(7,947)  $(10,313)  $(8,554)     $(38,777)     $(2,430)    $ (2,919)     $(41,696)
Adjustments to reconcile net loss to
  net cash used for operating
  activities:
    Write-off of patent costs..........       --         --        --           209           --           --           209
    Depreciation and amortization......      456        683       784         2,536          191          193         2,729
    Deferred compensation
      amortization.....................        3        239       243           485           65           49           534
    Common Stock issued for interest...       --         11        --            11           --           --            11
    Changes in operating assets and
      liabilities:
    Other current assets...............       34       (148)       89          (213)          55         (159)         (372)
    Accounts payable and accrued
      expenses.........................      573       (147)        3           604         (201)         (68)          536
    Accrued payroll and related
      expenses.........................      120         28       145           378         (108)        (192)          186
                                         -------   --------   -------      --------      -------     --------      --------
Net cash used for operating
  activities...........................   (6,761)    (9,647)   (7,290)      (34,767)      (2,428)      (3,096)      (37,863)
INVESTING ACTIVITIES
(Increase) decrease in short-term
  investments..........................    1,100     (2,543)   (1,304)       (3,847)        (527)      (9,251)      (13,098)
Additions to equipment, furniture and
  fixtures.............................     (469)      (288)     (248)       (2,661)          (2)         (12)       (2,673)
Proceeds from sale-leaseback of
  equipment............................    1,747         --        --         1,747           --           --         1,747
Increase in patent costs and other
  assets...............................     (119)      (120)      (83)         (578)         (15)         (20)         (598)
                                         -------   --------   -------      --------      -------     --------      --------
Net cash provided by (used for)
  investing activities.................    2,259     (2,951)   (1,635)       (5,339)        (544)      (9,283)      (14,622)
FINANCING ACTIVITIES
Payment on note receivable from
  stockholder..........................       11         12        13            47           --           --            47
Proceeds from issuance of Preferred
  Stock, net...........................       --         --        --        26,373           --           --        26,373
Proceeds from issuance of common
  stock, net...........................       16     12,767    18,056        30,885           --           41        30,926
Proceeds from bridge notes.............       --      4,156        --         4,156           --           --         4,156
Payments on obligations under capital
  leases...............................     (175)      (619)     (757)       (1,551)        (177)        (204)       (1,755)
                                         -------   --------   -------      --------      -------     --------      --------
Net cash provided by (used for)
  financing activities.................     (148)    16,316    17,312        59,910         (177)        (163)       59,747
Increase (decrease) in cash and cash
  equivalents..........................   (4,650)     3,718     8,387        19,804       (3,149)     (12,542)        7,262
Cash and cash equivalents at beginning
  of period............................   12,349      7,699    11,417            --       11,417       19,804            --
                                         -------   --------   -------      --------      -------     --------      --------
Cash and cash equivalents at end of
  period...............................  $ 7,699   $ 11,417   $19,804      $ 19,804      $ 8,268     $  7,262      $  7,262
                                         =======   ========   =======      ========      =======     ========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Interest paid..........................  $   145   $    353   $   301      $    799      $    86     $     57      $    856
                                         =======   ========   =======      ========      =======     ========      ========
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
Capital lease obligations incurred for
  equipment, furniture and fixtures....  $ 2,232   $    858   $   132      $  3,222      $   132     $     --      $  3,222
                                         =======   ========   =======      ========      =======     ========      ========

                            See accompanying notes.

                        LA JOLLA PHARMACEUTICAL COMPANY
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                      DECEMBER 31, 1995 AND MARCH 31, 1996

  (INFORMATION AS OF AND SUBSEQUENT TO MARCH 31, 1996 AND FOR THE THREE MONTH
                                 PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS ACTIVITY

     La Jolla Pharmaceutical Company ("LJP" or the "Company") is engaged in the research and development of highly specific therapeutics for the treatment of certain antibody-mediated diseases in which some of the body's B cells produce disease-causing antibodies that attack the body's own tissue. The Company's lead compound, LJP 394, is a drug candidate for the treatment of Systemic Lupus Erythematosus ("lupus") and is currently in Phase II clinical trials.

     The Company has not commenced commercial operations and is considered to be in the development stage. All of the Company's revenues to date have been derived from its former collaborative agreement with Leo Pharmaceutical Products Ltd., a Danish company ("Leo Pharmaceutical"). (See Note 5.) Prior to generating product revenues, the Company must complete the development of its products, including several years of clinical testing, and receive regulatory approvals prior to selling these products commercially. No assurance can be given that the Company's products will be successfully developed, regulatory approvals will be granted or patient and physician acceptance of these products will be achieved. In addition, there can be no assurance that the Company can successfully manufacture and market any such products at prices that would permit the Company to operate profitably.

     The Company actively seeks additional financing to fund its research and development efforts and commercialize its technologies. There is no assurance such financing will be available to the Company when required or that such financing would be available under favorable terms.

     The Company believes that patents and other proprietary rights are important to its business. The Company's policy is to file patent applications to protect technology, inventions and improvements to its inventions that are considered important to the development of its business. The patent positions of biotechnology firms, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

     The financial statements at March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair statement of the financial position at such dates and the operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates.

                        LA JOLLA PHARMACEUTICAL COMPANY
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     Cash and cash equivalents consist of cash and highly liquid investments which include debt securities with remaining maturities when acquired of three months or less and are stated at market. Short-term investments consist of debt securities with maturities greater than three months.

     Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method.

     The Company has established guidelines relative to diversification and maturities in an effort to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any losses on its cash equivalents and short-term investments.

NET LOSS PER SHARE

     Net loss per share is computed using the weighted average number of common shares outstanding during the periods as adjusted for the effects of certain rules of the Securities and Exchange Commission for the periods prior to the Company's initial public offering. In addition, the calculation of the shares used in computing net loss per share includes convertible Preferred Stock that converted into Common Stock in conjunction with the Company's initial public offering as if they had converted into Common Stock as of the original dates of issuance.

INCOME TAXES

     The Company accounts for income taxes using the liability method under Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures are comprised of the following (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1994        1995
                                                                   -------     -------
        Laboratory equipment.....................................  $ 3,243     $ 3,450
        Office equipment.........................................      247         389
        Furniture and fixtures...................................      516         547
                                                                   -------     -------
                                                                     4,006       4,386
        Less depreciation........................................   (1,703)     (2,461)
                                                                   -------     -------
                                                                   $ 2,303     $ 1,925
                                                                   =======     =======

     Equipment, furniture and fixtures are stated at cost and depreciated using the straight-line method over estimated useful lives (primarily five years).

                        LA JOLLA PHARMACEUTICAL COMPANY
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The adoption of the new standard had no material effect on the financial statements.

STOCK OPTIONS

     Effective January 1, 1996, the Company adopted SFAS No. 123 Accounting and Disclosure of Stock Based Compensation ("SFAS 123"). As allowed under SFAS 123, the Company has elected to continue to account for stock option grants in accordance with Accounting Principles Board Opinion No. 25 Accounting for Stock Issued to Employees ("APB 25") and related interpretations. The Company generally grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant and, under APB 25, recognizes no compensation expense for such stock option grants. The adoption of SFAS 123 had no material effect on the financial statements.

PATENTS

     The Company has filed several patent applications in the United States Patent Office and in foreign countries. Legal costs and expenses incurred in connection with pending patent applications have been deferred. Costs related to successful patent applications are amortized using the straight-line method over the lesser of the remaining useful life of the related technology or the remaining patent life, commencing on the date the patent is issued. Accumulated amortization at December 31, 1994 and 1995 was $49,000 and $75,000, respectively. Deferred costs related to patent applications are charged to operations at the time a determination is made not to pursue such applications.

2.  SHORT-TERM INVESTMENTS

     The following is a summary of the estimated fair value of available-for-sale securities (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1994        1995
                                                                   -------     -------
        Money market accounts....................................  $    --     $13,400
        U.S. Corporate debt securities...........................    5,018       9,805
        Obligations of states and municipalities.................    6,246          --
        Other debt securities....................................    2,579          --
                                                                   -------     -------
                                                                   $13,843     $23,205
                                                                   =======     =======

     As of December 31, 1994 and 1995, the difference between cost and estimated fair value of available-for-sale securities was not significant. Included in cash and cash equivalents at December 31, 1994 and 1995 were $11,300,000 and $19,358,000, respectively, of securities classified as available-for-sale. All available for sale securities are due in one year or less.

3.  COMMITMENTS

LEASES

     The Company has a non-cancellable operating lease for its office and research facilities which expires in July 2004. Under the terms of the lease, monthly rental payments are increased annually by

                        LA JOLLA PHARMACEUTICAL COMPANY
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

not less than 4% or more than 8%, based upon changes in the CPI index. The lease provides the Company with an option to extend the lease term for an additional five years at 95% of the then market rental rate. In addition, the Company may exercise a one-time cancellation option effective any time after August 1, 1998 with the payment of certain penalties.

     The Company has a $4,000,000 equipment lease financing facility. In 1993, the Company sold and leased back equipment (under a capital lease) for $1,747,000, consisting of $1,278,000 of equipment acquired prior to 1993 and $469,000 of equipment acquired in 1993. No gain or loss was recognized in connection with this transaction.

     Annual future minimum lease payments as of December 31, 1995, which include $721,000 for the effect of exercising the cancellation option, are as follows (in thousands):

                                                                   OPERATING     CAPITAL
                                                                    LEASES       LEASES
                                                                   ---------     -------
        1996.....................................................   $   669      $   952
        1997.....................................................       635          788
        1998.....................................................     1,099          168
        1999.....................................................        --            9
                                                                     ------       ------
             Total...............................................   $ 2,403        1,917
                                                                     ======
        Less amount representing interest........................                   (246)
                                                                                  ------
        Present value of net minimum lease payments..............                  1,671
        Less current portion.....................................                   (779)
                                                                                  ------
        Long-term portion of capital lease obligations...........                $   892
                                                                                  ======

     Rent expense under all operating leases totaled $308,000, $485,000, $545,000 and $2,556,000 for the years ended December 31, 1993, 1994 and 1995 and the period May 2, 1989 (inception) to December 31, 1995, respectively. Equipment acquired under capital leases totaled $2,386,000 and $1,859,000 (net of accumulated amortization of $704,000 and $1,363,000) at December 31, 1994 and 1995, respectively.

LICENSE AGREEMENT

     The Company's primary core technology is its Tolerance Technology which is protected by patents that are owned solely by the Company. The Company's secondary core technology is targeted at enzymes ("PLA(2)") critical to the inflammatory process in diseases such as rheumatoid arthritis and asthma. In September 1991, the Company entered into an exclusive license agreement for the PLA(2) inhibitor technology with The Regents of the University of California. Under the agreement, the Company is required to pay royalties on approved drugs employing the technology of 2% to 6% based upon sales of products with a minimum annual royalty of $50,000. To retain its exclusive license rights, the Company must meet and satisfy certain development milestones in addition to its royalty and other obligations under this agreement. These milestones include submission of an IND for a potential product utilizing the licensed technology by 1999, and other standards designed to promote diligent development and marketing of potential products. The Company has the right to terminate the agreement at any time and failure to meet the above conditions could result in termination of the license.

                        LA JOLLA PHARMACEUTICAL COMPANY
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

PURCHASE AGREEMENT

     In June 1994, the Company purchased certain scientific equipment. In connection with the purchase agreement, the Company may be required to make annual payments of $200,000 for a period of up to 10 years, in the event that the equipment is used to produce materials for sale.

4.  STOCKHOLDERS' EQUITY

PREFERRED STOCK

     As of December 31, 1995, the Company is authorized to issue 8,000,000 shares of Preferred Stock, in one or more series.

STOCK OFFERINGS

     In June 1994, the Company completed an initial public offering of 2,990,000 Units (the "IPO") at a price of $5.00 per Unit. Each Unit consisted of one share of Common Stock and one redeemable warrant to purchase one-half of one share of Common Stock. The Company received net proceeds from the IPO of $12,700,000. Upon closing of the IPO, all outstanding Preferred Stock automatically converted into an aggregate of 3,941,063 shares of Common Stock and shareholder bridge notes and accrued interest totaling $4,167,000 were converted into 833,517 Units. In connection with the IPO, the IPO underwriter was granted the option to purchase up to 260,000 additional Units at $8.00 per Unit. The purchase option expires on June 3, 1999.

     In June 1995, the Company completed a secondary public offering of 3,400,000 shares of Common Stock for net cash proceeds of $9,886,000. In October 1995, the Company issued 2,000,000 shares of Common Stock to an institutional investor for cash proceeds of $8,140,000.

SHAREHOLDER BRIDGE NOTES

     In May 1994, the Company issued $4,156,000 of 8% bridge notes to existing shareholders. The terms of the bridge notes required the automatic conversion of the principal and accrued interest to Units at the price paid in the IPO. In addition, the notes provided for the granting of additional warrants to the holders equal to 20% of the Units into which the debt was converted. Those additional warrants permit the holders to purchase 166,697 shares of Common Stock at $5.00 per share through June 1999.

WARRANTS

     In connection with the IPO and the conversion of bridge notes, the Company issued 3,823,517 redeemable warrants. The redeemable warrant holders are entitled to purchase one half of one share of Common Stock for each warrant at an exercise price of $3.00 per one-half share, subject to adjustment. The warrants are exercisable beginning June 3, 1995 until June 3, 1999. The Company is entitled to redeem the warrants on not less than 30 days written notice at $0.05 per warrant if the average closing bid price of the Common Stock exceeds 150% of the then-effective warrant exercise price for one share of Common Stock, over a period of 20 consecutive trading days, ending within 15 days of the date of notice of redemption.

     In connection with capital lease agreements entered into during 1993 and 1994, the Company issued warrants to purchase 20,690 shares of the Company's Common Stock at $8.43 per share and

                        LA JOLLA PHARMACEUTICAL COMPANY
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

20,000 shares of the Company's Common Stock at $5.00 per share, respectively. These warrants expire on June 10 and June 3, 1996, respectively.

     All warrants were outstanding as of December 31, 1995 and 2,119,145 shares of Common Stock are reserved for issuance upon exercise of warrants.

STOCK OPTION PLANS

     In May 1989, the Company adopted the 1989 Stock Option Plan and 1989 Nonstatatury Stock Option Plan (the "1989 Plan"), under which 885,130 shares of Common Stock are reserved for issuance upon exercise of options granted by the Company.

     In June 1994, the Company adopted the 1994 Stock Incentive Plan (the "1994 Plan"), under which 1,250,000 shares of Common Stock are reserved for issuance upon exercise of options granted by the Company. The 1994 Plan provides for the grant of incentive and non-qualified stock options, as well as other stock based awards, to employees, consultants and advisors of the Company with various vesting periods as determined by the compensation committee, as well as automatic fixed grants to non-employee directors of the Company.

     As of December 31, 1995, options to purchase 720,588 common shares were exercisable.

     The following table summarizes stock option activity:

                                                                MAY 2, 1989
                                                                (INCEPTION)                   MAY 2, 1989
                                YEAR ENDED DECEMBER 31,              TO        THREE MONTHS   (INCEPTION)
                          -----------------------------------   DECEMBER 31,      ENDED           TO
                           1993        1994          1995           1995        MARCH 31,      MARCH 31,
                          -------   -----------   -----------   ------------       1996          1996
                                                                               ------------   -----------
                                                                               (UNAUDITED)    (UNAUDITED)
Outstanding at beginning
  of period.............. 632,750       753,011     1,200,874             --      1,462,038            --
  Granted................ 137,000       566,280       336,195      1,697,511         74,400     1,771,911
  Exercised.............. (16,043)      (65,055)      (30,541)      (130,509)       (17,528)     (148,037)
  Cancelled..............    (696)      (53,362)      (44,490)      (104,964)       (98,172)     (203,136)
                          --------  -----------   -----------    -----------    -----------   -----------
Outstanding at end
  of period.............. 753,011     1,200,874     1,462,038      1,462,038      1,420,738     1,420,738
                          ========  ===========   ===========    ===========    ===========   ===========
Price of options granted,
  exercised and
  outstanding............   $1.00   $1.00-$5.25   $1.00-$5.25    $1.00-$5.25    $1.00-$7.88   $1.00-$7.88
                          ========  ===========   ===========    ===========    ===========   ===========

     For certain options granted, the Company recognizes as compensation expense the excess of the deemed value for accounting purposes of the Common Stock issuable upon exercise over the aggregate exercise price of such options. Compensation expense is amortized ratably over the vesting period of each option.

EMPLOYEE STOCK PURCHASE PLAN

     Effective August 1, 1995, the Company adopted the 1995 Employee Stock Purchase Plan (the "Purchase Plan") under which 300,000 shares of Common Stock are reserved for sale to full-time employees with one year of service. On August 1 and February 1, eligible employees may enroll in the Purchase Plan for an offering period of 24 months. Employees may purchase stock every six months (up to but not exceeding 10% of each employee's earnings) over the offering period at the lesser of 85% of the fair market value of the stock on the enrollment date for the offering period or 85% of the fair market value on the purchase date.

                        LA JOLLA PHARMACEUTICAL COMPANY
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  COLLABORATIVE ARRANGEMENT

     In September 1995, the Company granted to Leo Pharmaceutical Products Ltd., a Danish company ("Leo") the exclusive rights to distribute LJP 394 in Europe and the Middle East. Leo made an initial payment of $3.0 million in connection with this arrangement and was obligated to make further milestone payments to the Company and fund approximately 50% of the clinical development costs of LJP 394, subject to progress in the clinical trials and regulatory approval process for the compound. Leo was obligated to collaborate with the Company in attempting to complete clinical trials and secure necessary regulatory approvals for LJP 394. Subject to appropriate marketing approvals, the Company was obligated to sell LJP 394 in bulk form to Leo and Leo would formulate and package the compound for commercial distribution in Europe and the Middle East and pay the Company royalties on its sales.

     In May 1996, the Company terminated its relationship with Leo Pharmaceutical because the Company and Leo Pharmaceutical could not reach agreement regarding the timing and allocation of resources with respect to further clinical trials of LJP 394. Under the termination provisions of the agreement, the Company retained a $3.0 million payment previously received from Leo Pharmaceutical, and neither the Company nor Leo Pharmaceutical has any further obligations.

6.  401(K) PLAN

     The Company has established a 401(k) defined contribution retirement plan (the "Plan") covering all employees. The Plan provides for voluntary employee contributions up to 20% of annual compensation (as defined). The Company does not match employee contributions or otherwise contribute to the Plan.

7.  INCOME TAXES

     At December 31, 1995, the Company had federal and California income tax net operating loss carryforwards of approximately $36,291,000 and $1,862,000, respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to the capitalization of research and development expenses for California income tax purposes and the 50% limitation on California loss carryforwards. The Company also had federal and California research tax credit carryforwards of $1,996,000 and $785,000, respectively. The federal net operating loss and tax credit carryforwards will begin to expire in 2004 unless previously utilized, while the California net operating loss carryforwards will begin to expire in 1997.

     In accordance with certain provisions of the Internal Revenue Code, a change in ownership of greater than 50% within a three-year period will place an annual limitation on the Company's ability to utilize its existing net operating loss and tax credit carryforwards. Due to the completion of the initial public offering in June 1994, the Company is subject to these annual limitations. However, the annual limitations are not expected to have a material adverse effect on the Company's ability to utilize its net operating loss and tax credit carryforwards.

                        LA JOLLA PHARMACEUTICAL COMPANY
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Significant components of the Company's deferred tax assets are shown below (in thousands):

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1994         1995
                                                                 --------     --------
        Deferred tax assets:
          Net operating loss carryforwards.....................  $  9,694     $ 12,814
          Research and development credits.....................     2,416        2,781
          Capitalized research and development.................     1,048        2,041
          Other................................................        27          340
                                                                 --------     --------
        Total deferred tax assets..............................    13,185       17,976
        Valuation allowance for deferred tax assets............   (13,185)     (17,976)
                                                                 --------     --------
        Net deferred tax assets................................  $     --     $     --
                                                                 ========     ========

     A valuation allowance of $17,976,000 has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with this offering to be borne by the Company are:

    Securities and Exchange Commission Registration Fee.......................  $  8,254
    National Association of Securities Dealers, Inc. filing fee...............     2,893
    Nasdaq National Market Listing Fee........................................    17,500
    Accountants' fees and expenses............................................    40,000
    Registrant's legal fees and expenses......................................   100,000
    Blue Sky fees and expenses................................................    15,000
    Printing and engraving expenses...........................................   110,000
    Miscellaneous.............................................................     6,353
                                                                                --------
              Total...........................................................  $300,000
                                                                                ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b)(7) of the GCL, the Company's Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     The Company's Bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law.

     The Company has entered into indemnity agreements with each of its directors and executive officers. These indemnity agreements require that the Company pay on behalf of each director and officer party thereto any amount that he or she is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he or she commits or suffers while acting in his or her capacity as a director and/or officer of the Company and solely because of his or her being a director and/or officer. Under the General Corporation Law, absent such an indemnity agreement, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). Consistent with the Company's Bylaw provision on the subject, the indemnity agreements require the Company to make prompt payment of defense and investigation costs and expenses at the request of the director or officer in advance of indemnification, provided that the recipient undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such expenses and provided further that such advance shall not be made if it is determined that the director or officer acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and, as a result, it is more likely than not that it will ultimately be determined that he or she is not entitled to indemnification under the terms of the indemnity agreement. The indemnity agreements make the advance of litigation expenses mandatory absent a special determination to the contrary, whereas under the General Corporation Law absent such an indemnity agreement, such advance would be discretionary. Under the indemnity agreement, the director or officer is permitted to petition the court to seek recovery of amounts due under the indemnity agreement and to recover the expenses of seeking such recovery if he or she is successful. Without the indemnity agreement, the Company would not be required to pay or reimburse the director or officer for his or her expenses in seeking indemnification recovery against the Company. By the terms of the indemnity agreement, its benefits are not available if the director or officer has other indemnification or insurance coverage for the subject claim or, with respect to the matters giving rise to the claim, (i) received a personal benefit, (ii) violated Section 16(b) of the Securities Exchange Act of 1934 or analogous provisions of law, or (iii) committed certain acts of dishonesty. Absent the indemnity agreement, indemnification that might be made available to directors and officers could be changed by amendments to the Company's Certificate of Incorporation or Bylaws.

     The Company has a policy of directors and officers liability insurance that insures the Company and its directors and officers against damages, settlements, and defense costs under certain circumstances.

ITEM 16.  EXHIBITS

     Set forth below is a list of the exhibits included as part of this Registration Statement:

EXHIBIT
NUMBER                                       DESCRIPTION
- ------   -----------------------------------------------------------------------------------
  1.1    Form of Underwriting Agreement
  5.1    Opinion of Gibson, Dunn & Crutcher(*)
 23.1    Consent of Ernst & Young LLP
 23.2    Consent of Gibson, Dunn & Crutcher (included in Exhibit 5.1)(*)
 24.1    Power of Attorney (contained on page II-4)

- ---------------
(*) To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN DIEGO, STATE OF CALIFORNIA, ON MAY 30, 1996.

                                          LA JOLLA PHARMACEUTICAL COMPANY
                                          (REGISTRANT)

                                          By: /s/       STEVEN B. ENGLE
                                            ------------------------------------
                                                      Steven B. Engle
                                                  Chief Executive Officer



                               POWER OF ATTORNEY

     EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS STEVEN
B. ENGLE AND WOOD C. ERWIN HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, EACH ACTING ALONE, WITH FULL POWERS OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, EACH ACTING ALONE, WITH FULL POWERS AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING THAT ALL SAID ATTORNEYS-IN-FACT AND AGENTS, EACH ACTING ALONE, OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                   NAME                                    TITLE                       DATE
- ------------------------------------------      -----------------------------      -------------
           /s/ STEVEN B.ENGLE                   Director, Chief Executive          May 30, 1996
- ------------------------------------------      Officer and President
               Steven B. Engle                  (Principal Executive Officer)


          /s/ WOOD C. ERWIN                     Vice President of Finance          May 30, 1996
- ------------------------------------------      and Chief Financial Officer
              Wood C. Erwin                     (Principal Financial Officer
                                                and Principal Accounting
                                                Officer)


         /s/ THOMAS H. ADAMS                    Director                           May 30, 1996
- ------------------------------------------
             Thomas H. Adams


         /s/ WILLIAM E. ENGBERS                 Director                           May 30, 1996
- ------------------------------------------
             William E. Engbers


         /s/ ROBERT A. FILDES                   Director                           May 30, 1996
- ------------------------------------------
             Robert A. Fildes


          /s/ JOSEPH STEMLER                    Director and Chairman              May 30, 1996
- ------------------------------------------
              Joseph Stemler



                                 EXHIBIT INDEX

                                                                                  SEQUENTIALLY
EXHIBIT                                                                             NUMBERED
NUMBER                                 DESCRIPTION                                   PAGES
- ------   -----------------------------------------------------------------------  ------------
  1.1    Form of Underwriting Agreement.........................................
  5.1    Opinion of Gibson, Dunn & Crutcher(*)..................................
 23.1    Consent of Ernst & Young LLP...........................................
 23.2    Consent of Gibson, Dunn & Crutcher (included in Exhibit 5.1)(*)........
 24.1    Power of Attorney (contained on page II-4).............................

- ---------------
(*) To be filed by amendment.